Filed Pursuant to Rule 424(b)(3)
File No. 333-217181

USQ Core Real Estate Fund

Shares of Beneficial Interest
Class L Shares (USQSX)
Prospectus

July 29, 2024, as supplemented October 14, 2024

The Fund. The USQ Core Real Estate Fund (the “Fund”) is a Delaware statutory trust that is registered under the Investment Company Act of 1940 (the “1940 Act”) as a non-diversified, closed-end management investment company. The Fund operates as an interval fund pursuant to Rule 23c-3 under the 1940 Act.

Investment Objective. The Fund’s investment objective is to generate a return comprised of both current income and capital appreciation with moderate volatility and low correlation to the broader markets. The Fund’s investment objective is non-fundamental and may be changed by the Fund’s Board of Trustees (the “Board”) without shareholder approval.

Summary of Investment Strategy. The Fund pursues its investment objective by strategically investing across private institutional real estate investment funds (“Private Investment Funds”), and may also invest in a broad set of public real estate securities, including exchange traded funds (“ETFs”), index mutual funds (“Index Funds”) and closed-end funds and mutual funds (collectively with ETFs and Index Funds, “Public Investment Funds”), that invest principally, directly or indirectly, in real estate. It is intended that the majority of the Fund’s total return will be derived from portfolio income with the balance derived from appreciation. Under normal market conditions, the Fund operates as a “fund-of-funds,” and the Adviser executes its investment strategy by investing in a concentrated portfolio of Private Investment Funds, many of which are included in the National Council of Real Estate Investment Fiduciaries Fund Index – Open End Diversified Core Equity (the “NFI-ODCE Index”). The Fund will also invest a portion of assets in Private Investment Funds outside of the NFI-ODCE Index, which the Adviser believes will provide investment returns that are similar to or potentially higher than the Private Investment Funds in the NFI-ODCE Index but are not included in the NFI-ODCE Index because they do not meet the leverage or diversification requirements maintained by NCREIF. The NFI-ODCE Index is not a mutual fund and would not be considered diversified under the 1940 Act. The Fund will invest in Private Investment Funds only to the extent that, on average, the Fund's portfolio of Private Investment Funds meets the investment criteria for the NFI-ODCE Index. In order to maintain liquidity for the Fund’s quarterly repurchase policy and provide diversification, a portion of the Fund’s assets may be invested in any combination of Public Investment Funds and publicly traded securities, money market funds and/or cash and cash equivalents. Under normal circumstances, at least 80% of the Fund’s net assets plus borrowings for investment purposes are invested in real estate securities. The Fund defines “real estate securities” to include: (i) the following types of securities issued by Private Investment Funds and/or Public Investment Funds that invest principally, directly or indirectly, in real estate: common stock, preferred equity, partnership or similar interests, convertible or non-convertible preferred stock, and convertible or non-convertible secured or unsecured debt; (ii) publicly traded real estate investment trusts (“Public REITs”); (iii) non-traded unregistered real estate investment trusts; (iv) mortgage-backed securities; (v) real estate operating companies; and (vi) ETFs, Index Funds, and other investment vehicles such as closed-end funds, mutual

Filed Pursuant to Rule 424(b)(3)
File No. 333-217181
funds and unregistered investment funds that invest principally, directly or indirectly, in real estate. The Fund may also invest in high yield securities, commonly referred to as “junk bonds.” For more information, see the “PRINCIPAL INVESTMENT OBJECTIVE, POLICIES AND STRATEGIES” section of this Prospectus.

Investing in the Fund involves substantial risks, including the risks set forth in the “RISK FACTORS” section of this Prospectus. As a result, the Fund is suitable only for investors who can bear the risks associated with limited liquidity of the Fund and should be viewed as a long-term investment.

Distributions. The Fund’s distribution policy is to make quarterly distributions to shareholders. All or a portion of a distribution may consist solely of a return of capital and not a return of net profit. Shareholders should not confuse a return of capital distributions with “dividend yield,” “profit” or “total return.”

Shares Not Listed on an Exchange. The Fund has no plans to list its shares on any securities exchange, and no secondary market currently exists or will likely develop for Fund shares. This means that you will not be able to freely sell your shares, except through the Fund’s quarterly repurchase offers, discussed below. There is no guarantee that an investor will be able to sell all the shares that the investor desires to sell in the repurchase offer.

The Adviser. The Fund’s investment adviser is Union Square Capital Partners, LLC (the “Adviser”), a registered investment adviser under the Investment Advisers Act of 1940, as amended. The Adviser was formed in October 2016 and registered with the SEC as an investment adviser effective September 2017.

The Offering. Shares of beneficial interest in the Fund (“shares”) are offered for purchase in a continuous offering at their net asset value (“NAV”) per share next determined after an order is accepted, plus any acceptable load or sales charge. The maximum sales load is 4.25% of the amount invested. The Fund is authorized as a Delaware statutory trust to issue an unlimited number of shares. The minimum initial investment in the Fund’s Class L Shares is $2,500, with a minimum subsequent investment of $100. Such minimum investment values will be subject to waiver in the Adviser’s sole discretion. If you purchase shares through an intermediary, different minimum account requirements may apply. The Fund or Adviser reserves the right to waive the investment minimums under certain circumstances. The Fund may close at any time to new investments, at the discretion of the Adviser, subject to approval by the Board. During such closings, only the reinvestment of dividends by existing shareholders will be permitted. The Fund’s shares are offered through Quasar Distributors, LLC (the “Distributor”). The Distributor is not required to sell any specific number or dollar amount of the Fund’s shares, but will use its best efforts to sell the shares.

Use of Proceeds. The net proceeds of the continuous offering of the Fund’s shares will be invested in accordance with the Fund’s investment objective and policies as soon as practicable after receipt. The Fund’s investments in Private Investment Funds will be made within a period not expected to exceed three months, while any investment in Public Investment Funds, publicly traded securities or money market funds will generally be made on the next business day following receipt of proceeds. No arrangements have been made to place such proceeds in escrow, trust or a similar account. The Fund bears the costs associated with its continuous offering of the Fund’s shares. The estimated expenses of ongoing issuance and distribution for the Fund’s shares are included as Other Expenses under the “SUMMARY OF FUND EXPENSES” section of this Prospectus. Pending investment of the net proceeds in accordance with the Fund’s investment objective and policies, the Fund expects to invest all or a portion of such proceeds in money market funds or high quality short-term debt securities, or hold cash. The Fund may be prevented from achieving its investment objective during any time in which the Fund’s assets are not substantially invested in accordance with its principal investment strategies.

Periodic Offers to Repurchase Shares. The Fund’s shares are not redeemable each business day. Instead, once each quarter, the Fund makes an offer to repurchase a stated amount of the Fund’s outstanding shares (a “Repurchase

Filed Pursuant to Rule 424(b)(3)
File No. 333-217181
Offer”). In all cases each Repurchase Offer will be for at least 5% and not more than 25% of the Fund’s outstanding shares, as required by Rule 23c-3 under the 1940 Act. The Fund repurchases shares at a price equal to the NAV per share on the repurchase pricing date. The Fund offers to purchase only a portion of its shares each quarter, and there is no guarantee that investors will be able to sell all of their shares that they desire to sell in any particular Repurchase Offer. If a Repurchase Offer is oversubscribed by shareholders, the Fund will repurchase only a pro rata portion of shares tendered by each shareholder. For more details about the Fund’s periodic offers to repurchase shares, see the “PERIODIC OFFERS TO REPURCHASE SHARES” section of this Prospectus.

This Prospectus sets forth important information about the Fund that you should know before investing. You should read it carefully before you invest, and keep it for future reference. Additional information about the Fund is contained in a Statement of Additional Information (“SAI”) dated July 29, 2024, which has been filed with the U.S. Securities and Exchange Commission (“SEC”) and is incorporated by reference into this Prospectus. The SAI’s table of contents is at the end of this Prospectus. The Fund’s financial statements are contained in its Annual and Semi-Annual Reports.

To obtain the SAI, or the Fund’s Annual and Semi-Annual Reports, free of charge, or to make inquiries or request additional information about the Fund, please contact us by telephone toll-free at (833) 877-3863 or by mail at USQ Funds, c/o U.S. Bancorp Fund Services, LLC, doing business as U.S. Bank Global Fund Services, P.O. Box 701, Milwaukee, Wisconsin, 53201-0701. You also may obtain these materials free of charge on the Fund’s website at http://www.USQ.com. Reports and other information about the Fund are also available on the EDGAR database on the SEC’s Internet site at http://www.sec.gov.

Neither the SEC nor any state securities commission has approved or disapproved these securities or passed upon the adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this Prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the shares. You should read the entire prospectus, including “Risk Factors” before making a decision to invest.

About the Fund
The USQ Core Real Estate Fund (the “Fund”) is a Delaware statutory trust that is registered under the Investment Company Act of 1940 (the “1940 Act”) as a non-diversified, closed-end management investment company. The Fund operates as an interval fund pursuant to Rule 23c-3 under the 1940 Act.

The Fund’s shares are not redeemable each business day. Without a secondary market, shares are not liquid, which means that they are not readily marketable. To provide shareholders with an opportunity to sell their shares at net asset value (“NAV”), the Fund makes quarterly repurchase offers, which are quarterly offers by the Fund to repurchase a designated percentage of the outstanding shares owned by the Fund’s shareholders (“Repurchase Offers”). The Fund offers to purchase only a portion of its shares each quarter, and there is no guarantee that investors will be able to sell all of their shares that they desire to sell in any particular Repurchase Offer. As a result, an investment in the Fund may not be suitable for investors that require liquidity. See “PERIODIC OFFERS TO REPURCHASE SHARES” below.

Investment Objective
The Fund’s investment objective is to generate a return comprised of both current income and capital appreciation with moderate volatility and low correlation to the broader markets. The Fund’s investment objective is non-fundamental and may be changed by the Fund’s Board of Trustees (the “Board”) without shareholder approval.

Principal Investment Strategies of the Fund
The Fund pursues its investment objective by strategically investing across private institutional real estate investment funds (“Private Investment Funds”), and may also invest in a broad set of public real estate securities, including exchange traded funds (“ETFs”), index mutual funds (“Index Funds”), closed-end funds and mutual funds (collectively with ETFs and Index Funds, “Public Investment Funds”), that invest principally, directly or indirectly, in real estate. This approach enables the Adviser to allocate between public and private real estate securities, and allows the Fund to invest across different investment managers and strategies as well as providing investment exposure across property types and geographies. It is intended that the majority of the Fund’s total return will be derived from portfolio income with the balance derived from appreciation.

Under normal circumstances, at least 80% of the Fund’s net assets plus borrowings for investment purposes are invested in real estate securities (as defined below). The Fund executes its investment strategy primarily by seeking to invest in a broad portfolio of real estate securities across two major categories – Private Investment Funds and Public Investment Funds. Under normal market conditions, the Fund operates as a “fund-of-funds,” and the Adviser executes its investment strategy by investing, in a concentrated portfolio of Private Investment Funds, many of which are included in the National Council of Real Estate Investment Fiduciaries Fund Index – Open End Diversified Core Equity. The Fund will also invest a portion of assets in Private Investment Funds outside of the NFI-ODCE Index, which the Adviser believes will provide investment returns that are similar to or potentially higher than the Private Investment Funds in the NFI-ODCE Index but are not included in the NFI-ODCE Index because they do not meet the leverage or diversification requirements maintained by NCREIF. The NFI-ODCE Index is not a mutual fund and would not be considered diversified under the 1940 Act. The Fund will invest in Private Investment Funds only to the extent that, on average, the Fund's portfolio of Private Investment Funds meets the investment criteria for the NFI-ODCE Index. In order to maintain liquidity for the Fund’s quarterly repurchase policy and provide diversification, a portion of the Fund’s assets may be invested in any combination of Public Investment Funds and publicly traded securities, money market funds and/or cash and cash equivalents.

The Fund may invest in other income producing equity and debt securities, including debt securities of any duration, maturity, or credit quality, including high yield securities, commonly referred to as “junk bonds.”

In certain circumstances or market environments, such as limited availability of suitable investment opportunities, or as a temporary defensive measure in response to adverse market, economic, political or other conditions, the Fund may reduce its investment in real estate securities and hold a larger position in cash or cash equivalents. For more information, see the “ADDITIONAL INFORMATION REGARDING INVESTMENT STRATEGY” section of this Prospectus.

The Fund concentrates its investments in the real estate industry, meaning that under normal circumstances, it invests over 25% of its total assets in real estate securities. The Fund defines “real estate securities” to include: (i) the following types of securities issued by Private Investment Funds and/or Public Investment Funds that invest principally, directly or indirectly, in real estate: common stock, preferred equity, partnership or similar interests, convertible or non-convertible preferred stock, and convertible or non-convertible secured or unsecured debt; (ii) publicly traded real estate investment trusts (“Public REITs”); (iii) non-traded unregistered real estate investment trusts (“Private REITs”); (iv) mortgage-backed securities; (v) real estate operating companies (“REOCs”); and (vi) ETFs, Index Funds and other investment vehicles such as closed-end funds, mutual funds and unregistered investment funds that invest principally, directly or indirectly, in real estate. For purposes of the Fund’s 80% investment policy, the Adviser considers an issuer, including a Private Investment Fund or Public Investment Fund, to be principally invested in real estate if 50% or more of its assets are attributable to ownership, construction, management or sale of real estate.

A number of Private Investment Funds in which the Fund invests charge a performance fee. Shareholders will pay a pro rata share of asset-based and performance fees associated with the Fund’s underlying investments, including its Private Investment Funds, Public Investment Funds, Public REITs, Private REITs, and REOCs (collectively, the “Underlying Funds” and each, an “Underlying Fund”).

The Fund may invest up to 15% of its total assets in Private Investment Funds that would be investment companies under the 1940 Act but for the exemptions provided by Sections 3(c)(1) or 3(c)(7) of the 1940 Act. For the avoidance of doubt, the preceding condition does not apply to private funds not relying on the exclusion on the definition of investment company under Section 3(c)(1) or Section 3(c)(7) of the 1940 Act, such as private funds relying upon Section 3(c)(5)(C) or Section 3(c)(6).

Principal Risks of Investing in the Fund

Risks Relating to the Fund’s Investments

Real Estate Industry Concentration Risk. The Fund does not invest in real estate directly, but, because the Fund concentrates its investments in securities of real estate investment trusts (“REITs”) and other real estate industry issuers, its portfolio will be significantly impacted by the performance of the real estate market and may experience more volatility and be exposed to greater risk than a more diversified portfolio. The value of companies engaged in the real estate industry is affected by: (i) changes in general economic and market conditions; (ii) changes in the value of real estate properties; (iii) risks related to local economic conditions, overbuilding and increased competition; (iv) increases in property taxes and operating expenses; (v) changes in zoning laws; (vi) casualty and condemnation losses; (vii) variations in rental income, neighborhood values or the appeal of property to tenants; (viii) the availability of financing and (ix) changes in interest rates and leverage. There are also special risks associated with particular real estate sectors, or real estate operations generally. To the extent that a significant portion of the Fund is invested directly or indirectly in real estate located in a particular geographic region or in a particular property type, the Fund is subject to greater risks of adverse developments specific to that geographic region or property type.

Development Issues. Real estate development companies are affected by construction delays and insufficient tenant demand to occupy newly developed properties.

Lack of Insurance. Certain of the companies in the Fund’s portfolio may fail to carry comprehensive liability, fire, flood, wind or earthquake extended coverage and rental loss insurance, or insurance in place may be subject to various policy specifications, limits and deductibles.

Dependence on Tenants. The ability of real estate companies to make distributions to shareholders depends upon the ability of the tenants at their properties to generate enough income in excess of tenant operating expenses to make their lease payments.

Financial Leverage. Real estate companies may be highly leveraged and financial covenants may affect the ability of real estate companies to operate effectively.

Environmental Issues. Property owners could face substantial risk of loss from claims based on environmental problems associated with real estate underlying the Fund's investments. For example, owners of properties that may contain hazardous or toxic substances may be responsible for removal or remediation costs. Furthermore, changes in environmental laws or in the environmental condition of an asset may create liabilities that did not exist at the time of the acquisition of the real property and that could not have been foreseen.

Interest Rate Risk. Rising interest rates generally cause the value of the Fund’s portfolio to decline, as the price of a debt security typically falls when interest rates rise, and securities with longer maturities tend to be more sensitive to interest rate changes than those with shorter maturities. Rising interest rates could result in higher costs of capital for real estate companies, which could negatively impact a real estate company’s ability to meet its payment obligations. Additionally, real estate companies may use leverage (and some may be highly leveraged), which increases investment risk and the risks normally associated with debt financing and could adversely affect a real estate company’s operations and market value in periods of rising interest rates. Increases in interest rates also typically lower the present value of a REIT’s future earnings stream, and may make financing property purchases and improvements more costly. The risks associated with rising interest rates may be greatly heightened in view of the US Federal Reserve Bank’s decision to raise the federal funds rate from historic lows, and may continue to raise interest rates if considered necessary to reduce inflation to acceptable levels.

Credit Risk. Issuers of debt securities may not make scheduled interest and principal payments, resulting in losses to the Fund. In addition, the credit quality of securities held may be lowered if an issuer’s financial condition changes. High yield debt securities involve greater risk of a complete loss of the Fund’s investment, or delays of interest and principal payments, than higher-quality debt securities.

Mortgage-Backed Securities Risk. Mortgage-backed securities represent an interest in a pool of mortgages. Mortgage-backed securities differ from conventional debt securities because principal is paid back over the life of the security rather than at maturity. In addition to the risks of debt securities generally, including credit and interest rate risk, mortgage-backed securities are also subject to prepayment risk (i.e., the risk that a borrower will pay back the principal earlier than expected, reducing the amount of interest paid over the life of the mortgage) and extension risk (i.e., the risk that the issuer of a debt instrument will pay back the principal later than expected, resulting in an increase in the effective maturity of the mortgage and a decrease in the value of the investment).

REIT Risk. Share prices of REITs typically decline because of adverse developments affecting the real estate industry and real property values. In general, real estate values are affected by a variety of factors, including supply and demand for properties, the economic health of the country or of different regions, and the strength of specific industries that rent properties. Qualification as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”) in any particular year is a complex analysis that depends on a number of factors. There can be no assurance that an entity in which the Fund invests with the expectation that it will be taxed as a REIT will, in fact, qualify as a REIT. An entity that fails to qualify as a REIT would be taxed as a corporation, and thus, would not be entitled to a deduction for dividends paid to its shareholders and would not pass through to its shareholders the character of income earned by the entity. Dividends paid by REITs may not receive preferential tax treatment afforded other dividends.

REOC Risk. REOCs, like REITs, expose the Fund to the risks of the real estate market. These risks can include fluctuations in the value of underlying properties; destruction of underlying properties; defaults by borrowers or tenants; market saturation; changes in general and local economic conditions; decreases in market rates for rents; increases in vacancies; competition; property taxes; capital expenditures or operating expenses; and other economic, political, or regulatory occurrences affecting the real estate industry. REOCs are also affected by risks similar to investments in debt securities, including changes in interest rates and the quality of credit extended. REOCs require specialized management and pay management expenses; may have less trading volume; may be subject to more abrupt or erratic price movements than the overall securities markets; and may invest in a limited number of properties, in a narrow geographic area, or in a single property type which increase the risk that the portfolio could be unfavorably affected by the poor performance of a single investment or investment type. In addition, defaults on or sales of investments that the REOC holds generally reduce the cash flow needed to make distributions to investors.

Underlying Funds Risk. The Underlying Funds in which the Fund invests are subject to investment advisory and other expenses, which will be indirectly paid by the Fund. As a result, the cost of investing in the Fund will be higher than the cost of investing directly in the Underlying Funds and also may be higher than other funds that invest directly in securities. The Underlying Funds are subject to specific risks, depending on the nature of the specific Underlying Fund. The Fund’s performance depends in part upon the performance of the Underlying Fund managers and selected strategies, the adherence by such Underlying Fund managers to such selected strategies, the instruments used by such Underlying Fund managers and the Adviser’s ability to select Underlying Fund managers and strategies and effectively allocate Fund assets among them. Investments in ETFs and closed-end funds cause the Fund to incur brokerage expenses. Additionally, the market value of shares of Underlying Funds that are closed-end funds may differ from their net asset value. This difference in price may be due to the fact that the supply and demand in the market for fund shares at any point in time is not always identical to the supply and demand in the market for the underlying basket of securities. Separately, Index Fund returns are typically lower than their respective index because of fees and expenses and are subject to investment strategy induced tracking risk.

Use of Leverage by Underlying Funds. The Underlying Funds in which the Fund invests may utilize financial leverage, subject to the limitations of their charters and operative documents. In the case of Private Investment Funds, such funds are not subject to the limitations imposed by the 1940 Act regarding the use of leverage with respect to which registered investment companies, including the Fund, are subject. Leverage by Underlying Funds has the effect of potentially increasing losses.

Private Investment Fund Risk. The Fund’s investments in Private Investment Funds require it to bear a pro rata share of the vehicles’ expenses, including management and performance fees. The fees the Fund pays to invest in a Private Investment Fund may be higher than if the manager of the Private Investment Fund managed the Fund’s assets directly. The performance fees paid by certain Private Investment Funds potentially create an incentive for its manager to make investments that are riskier and/or more speculative than those it might have made in the absence of a performance fee. Furthermore, Private Investment Funds, like the other Underlying Funds in which the Fund may invest, are subject to specific risks, depending on the nature of the vehicle, including the frequency and amount of redemptions paid to the Fund, and also may employ leverage such that their returns are more than one times that of their benchmark which could amplify losses suffered by the Fund when compared to unleveraged investments. With respect to the frequency and amounts of redemptions paid to the Fund, there is no guarantee that the Fund will be paid all or any of the redemption amount at the time requested. Further, each of the Private Investment Funds can suspend redemptions or pay a pro-rata portion of redemption requests if the general partner or its respective board deems it in the best interest of its shareholders. Shareholders of Private Investment Funds are not entitled to the protections of the 1940 Act. For example, Private Investment Funds need not have independent boards, shareholder approval of advisory contracts may not be required, the funds may leverage to an unlimited extent, and the funds may engage in joint transactions with affiliates. The majority of Private Investment Funds permit redemptions only quarterly (the others are more frequent) and these withdrawal limitations restrict the Adviser’s ability to terminate investments in Private Investment Funds. If values are falling, the Fund may not be able to sell its Private Investment Funds and the value of Fund shares will decline. These characteristics present additional risks for shareholders.

Valuation of Private Investment Funds. Private Investment Funds are not publicly traded. Accordingly, the Adviser may consider information provided by the institutional asset manager to determine the estimated value of the Fund’s investment therein. The valuation provided by an institutional asset manager as of a specific date may vary from the actual sale price that may be obtained if such investment were sold to a third party, if a secondary market for such investment existed. For information about the value of the Fund’s investment in Private Investment Funds, the Adviser will be dependent on information provided by the Private Investment Funds, including quarterly unaudited financial statements which if inaccurate could adversely affect the Adviser’s ability to value accurately the Fund’s shares. Accordingly, there can be no assurance that the stated NAV of the Fund, as calculated based on such information, will be accurate on any given date, nor can there be any assurance that the sale of any property would be at a price equivalent to the last estimated value of such property. Further, the NAV of the Fund, as determined based on the fair value of its investments in Private Investment Funds, may vary from the amount the Fund would realize on the withdrawal of its investments from the Private Investment Funds. Such discrepancies can result in shareholders experiencing a windfall or shortfall, or dilution of their interest in the Fund.

Preferred Securities Risk. Preferred securities are subject to credit risk and interest rate risk. Additionally, holders of preferred securities may not receive dividends, or the payment can be deferred for some period of time. In bankruptcy, creditors are generally paid before the holders of preferred securities.

Convertible Securities Risk. Convertible securities are typically issued as bonds or preferred shares with the option to convert to equities. As a result, convertible securities are a hybrid that have characteristics of both bonds and common stocks and are subject to risks associated with both debt securities and equity securities. The market value of bonds and preferred shares tend to decline as interest rates increase. Fixed income and preferred securities also are subject to credit risk. Convertible securities may have characteristics similar to common stocks especially when their conversion value is higher than their value as a bond. Stock prices in general may decline over short or even extended periods of time. Additionally, the value of the embedded conversion option may be difficult to value and evaluate because the option does not trade separately from the convertible security.

Other Risks of Investing in the Fund

Health Crisis Risk. The global pandemic outbreak of an infectious respiratory illness caused by a novel coronavirus known as COVID-19 has resulted in substantial market volatility and global business disruption, impacting the global economy and the financial health of individual companies in significant and unforeseen ways. The duration and future impact of COVID-19 are currently unknown, which may exacerbate other types of risks that apply to the Fund and negatively impact Fund performance and the value of your investment in the Fund. For example, as a result of the COVID-19 pandemic, during some periods most of the Private Investment Funds experienced an increase in redemption requests as investors sought to raise cash and rebalance their portfolios and some Private Investment Funds temporarily suspended their redemption payout while others paid out a pro-rata portion of redemption requests.

Geopolitical Event Risk. Global tensions, particularly between Russia, the U.S. and a number of European states, have heightened significantly as a result of Russia’s invasion of Ukraine, and the escalation of hostilities between the two countries. The broader geopolitical and economic consequences of the invasion are difficult to predict. While it is too early to determine what impact the escalation of the conflict will have on economic growth and real estate markets across Europe and elsewhere, continued, and any further escalation of, hostilities could result in elevated geopolitical instability, additional trade restrictions (including retaliatory actions taken by Russia in response to sanctions and other restrictive measures imposed against it), disruptions to global supply chains, increases in energy prices with flow-on global inflationary impacts, adverse impacts on markets and a downturn in the global economy. Such events, and other related events, may exacerbate other types of risks that apply to the Fund and negatively impact Fund performance and the value of your investment in the Fund.

Minimal Capitalization Risk. The Fund is not obligated to raise any specific amount of capital pursuant to this offering. There is a risk that the amount of capital actually raised by the Fund through the offering of its shares may be insufficient to continue operations or to allow the Fund to realize its investment objective. An inability to raise sufficient capital may adversely affect the Fund’s financial condition, liquidity and results of operations, as well as its compliance with regulatory requirements. Further, if the Fund fails to achieve its estimated size and the Fund’s expense limitation agreement with the Adviser is terminated, expenses will be higher than expected.

Delayed Use of Proceeds Risk. Pending investment of the net proceeds in accordance with the Fund’s investment objective and policies, the Fund expects to invest all or a portion of such proceeds in money market funds or high quality short-term debt securities, or hold cash. The Fund may be prevented from achieving its investment objective during any time in which the Fund’s assets are not substantially invested in accordance with its principal investment strategies.

Allocation Risk. The ability of the Fund to achieve its investment objective depends, in part, on the ability of the Adviser to allocate effectively the Fund’s assets among the various Private Investment Funds, Public Investment Funds, Public REITs, Private REITs, and REOCs in which the Fund invests and, with respect to each such asset class, among equity and fixed income securities. There can be no assurance that the actual allocations will be effective in achieving the Fund’s investment objective or delivering positive returns.

Lack of Control Over Private Investment Funds and Other Portfolio Investments. Once the Adviser has selected a Private Investment Fund, Public Investment Fund, Private REIT or Public REIT, the Adviser will have no control over the investment decisions made by any such Underlying Fund, although the Fund and the Adviser will evaluate regularly each Underlying Fund and its manager to determine whether their respective investment programs are consistent with the Fund’s investment objective. Even though the Underlying Funds are subject to certain constraints, the managers may change aspects of their investment strategies. The managers may do so at any time (for example, such change may occur immediately after providing the Adviser with the quarterly unaudited financial information for a Private Investment Fund). The Adviser may reallocate the Fund’s investments among the Underlying Funds, but the Adviser’s ability to do so may be constrained by the withdrawal limitations imposed by the Underlying Funds, which may prevent the Fund from reacting rapidly to market changes should an Underlying Fund fail to effect portfolio changes consistent with such market changes and the demands of the Adviser. Such withdrawal limitations may also restrict the Adviser’s ability to terminate investments in Underlying Funds that are poorly performing or have otherwise had adverse changes. The Adviser will be dependent on information provided by the Underlying Fund, including quarterly unaudited financial statements, which if inaccurate, could adversely affect the Adviser’s ability to manage the Fund’s investment portfolio in accordance with its investment objective. By investing in the Fund, a shareholder will not be deemed to be an investor in any Underlying Fund and will not have the ability to exercise any rights attributable to an investor in any such Underlying Fund related to their investment. In addition, shareholders in the Fund shall not be entitled to rely upon any written or oral information from any Underlying Fund, Underlying Fund manager or their respective affiliates.

Issuer and Non-Diversification Risk. The value of a specific security can perform differently from the market as a whole for reasons related to the issuer, such as management performance, financial leverage and reduced demand for the issuer’s properties and services. Because the Fund is non-diversified, its performance may be more sensitive to the negative performance of an issuer in its portfolio than a diversified fund.

Liquidity Risk. Your investment in the Fund may be illiquid. Unlike traditional listed closed-end funds, the Fund has not listed its shares for trading on any securities exchange. There is no secondary market for the Fund’s shares and the Adviser does not expect that a secondary market will develop. Limited liquidity is provided to shareholders only through the Fund’s quarterly Repurchase Offers for no less than 5% of the Fund’s shares outstanding at NAV. There is no guarantee that shareholders will be able to sell all of the shares they desire in a quarterly Repurchase Offer. The Fund’s investments also are subject to liquidity risk. Liquidity risk exists when particular investments of the Fund would be difficult to sell, possibly preventing the Fund from selling such illiquid securities at an advantageous time or price, or possibly requiring the Fund to dispose of other investments at unfavorable times or prices in order to satisfy its obligations.

Management Risk. The judgments of the Adviser regarding the attractiveness, value and potential appreciation of a particular real estate segment and securities in which the Fund invests may prove to be incorrect and may not produce the desired results.

Market Risk. An investment in the Fund’s shares is subject to investment risk, including the possible loss of the entire principal amount invested. An investment in the Fund’s shares represents an indirect investment in the securities owned by the Fund. The value of these securities may move up or down, sometimes rapidly and unpredictably. The market value of the Fund’s investments may move up or down, sometimes rapidly and unpredictably. These fluctuations may cause an investment to be worth less than the price originally paid for it, or less than it was worth at an earlier time. Market risk may affect a single issuer, industry, sector of the economy or the market as a whole. U.S. and international markets have experienced, and may continue to experience, volatility, which may increase risks associated with an investment in the Fund. Certain social, political, economic, environmental and other conditions and events (such as natural disasters and weather-related phenomena generally, epidemics and pandemics such as COVID-19, war, terrorism, conflicts and social unrest) may adversely interrupt the global economy and result in prolonged periods of significant market volatility. The market value of securities in which the Fund invests is based upon the market’s perception of value and is not necessarily an objective measure of the securities’ value. In some cases, for example, the stock prices of individual companies have been negatively impacted even though there may be little or no apparent degradation in the financial condition or prospects of the issuers. Similarly, the debt markets have experienced substantially lower valuations, reduced liquidity, price volatility, credit downgrades, increased likelihood of default, and valuation difficulties. As a result of this significant volatility, many of the following risks associated with an investment in the Fund may be increased. Continuing market volatility may have adverse effects on the Fund.

Not a Complete Investment Program. An investment in the Fund should not be considered a complete investment program. Each investor should take into account the Fund’s investment objective and other characteristics, as well as the investor’s other investments, when considering an investment in the Fund.

Correlation Risk. The Fund seeks to produce returns that are less correlated to the broader financial markets. Although the prices of equity securities and fixed income securities, as well as other asset classes, often rise and fall at different times so that a fall in the price of one may be offset by a rise in the price of the other, in down markets the prices of these securities and asset classes can also fall in tandem. Because the Fund allocates its investments among different real estate asset classes, the Fund is subject to correlation risk.

Repurchase Offer Risk. The Fund’s NAV may decline as a result of the Fund’s having to hold additional cash and/or sell portfolio securities to raise cash in order to repurchase its shares in a Repurchase Offer. Selling portfolio securities may cause the market prices of these securities and hence the Fund’s NAV to decline. If such a decline occurs, the Fund cannot predict its magnitude or whether such a decline would be temporary or continue until or beyond the date that is the deadline to tender shares for a given Repurchase Offer. Because the price per share to be paid in the Repurchase Offer will depend upon the NAV per share as determined on the actual pricing date, the sales proceeds received by tendering shareholders would be reduced if the decline continued until the actual pricing date. In addition, the sale of portfolio securities will increase the Fund’s transaction expenses and the Fund may receive proceeds from the sale of portfolio securities that are less than their valuations by the Fund. During the Repurchase Offer period, the Fund may be unable to sell liquid portfolio securities it would otherwise choose to sell during the period. The Fund is required to maintain liquid assets (including through access to a line of credit) equal to at least the number of shares that the Fund will offer to repurchase between 5% and 25% of the Fund’s shares outstanding, as required by Rule 23c-3 under the 1940 Act. Accordingly, due to a Repurchase Offer, the Fund’s NAV per share may decline more than it otherwise might, thereby reducing the amount of proceeds received by tendering shareholders and the NAV per share for non-tendering shareholders. In addition, shareholders may not be able to liquidate all shares of the Fund they have tendered during a Repurchase Offer if the total amount of shares tendered by shareholders exceeds the number of shares that the Fund has offered to repurchase. If a Repurchase Offer is oversubscribed by shareholders, the Fund will repurchase only a pro rata portion of shares tendered by each shareholder. Therefore, the Fund is designed primarily for long-term investors.

Distribution Policy Risk. The Fund’s distribution policy is to make quarterly distributions to shareholders. All or a portion of a distribution may consist solely of a return of capital (i.e., from your original investment) and not a return of net profit. Shareholders should not assume that the source of a distribution from the Fund is net profit. Shareholders should note that return of capital will reduce the tax basis of their shares and potentially increase the taxable gain, if any, upon disposition of their shares. Shareholders should not confuse a return of capital distribution with “dividend yield,” “profit” or “total return.”

Borrowing and Leverage Risk: The Fund is permitted to use leverage by borrowing. Leverage is a speculative technique that exposes the Fund to greater risk and increased costs than if it were not implemented. There is no guarantee that the Fund will use leverage in the future, or that the Fund’s leveraging strategy will be successful. Increases and decreases in the value of the Fund’s portfolio will be magnified when the Fund uses leverage. As a result, leverage may cause greater volatility in the Fund’s NAV, market price and the level of the Fund’s distributions. Also, if the Fund is utilizing leverage, a decline in NAV could affect the ability of the Fund to make distributions and such a failure to make distributions could result in the Fund ceasing to qualify as a regulated investment company under the Code. The Fund will also have to pay interest on its leverage, which may reduce the return on Fund shares. This interest expense may be greater than the Fund’s return on the underlying investment.

Possible Risk of Conflicts

Possible Competition Between Underlying Funds and Between the Fund and the Underlying Funds. The Underlying Funds trade independently of each other and may pursue investment strategies that “compete” with each other for execution or that cause the Fund to participate in positions that offset each other (in which case the Fund would bear its pro rata share of commissions and fees without the potential for a profit). Also, the Fund’s investments in any particular Underlying Fund could increase the level of competition for the same trades that other Underlying Funds might otherwise make, including the priorities of order entry. This could make it difficult or impossible to take or liquidate a position in a particular security at a price consistent with the Adviser’s strategy.

Investor Suitability
An investment in the Fund involves substantial risks and may not be suitable for all investors. An investment in the Fund is suitable only for sophisticated, long-term investors who can bear the risks associated with the limited liquidity of the Fund’s shares and should be viewed as a long-term investment. Before making an investment decision, prospective investors and their financial advisers should (i) consider the suitability of an investment in the Fund with respect to the investor’s investment objective and personal situation, and (ii) consider factors such as personal net worth, income, age, risk tolerance and liquidity needs.

Tax Information
The Fund’s distributions are taxable, and generally will be taxed as ordinary income, capital gains, or some combination of both, unless you are investing through a tax-advantaged arrangement, such as a 401(k) plan or an individual retirement account. Withdrawals from such tax- advantaged arrangements may be subject to tax.

Payments to Broker-Dealers and Other Financial Intermediaries
If you purchase Fund shares through a broker-dealer or other financial intermediary (such as a bank), the Fund and its related companies may pay the intermediary for the sale of Fund shares and related services. These payments may create a conflict of interest by influencing the broker-dealer or other intermediary and your salesperson to recommend the Fund over another investment. Ask your salesperson or visit your financial intermediary’s website for more information.

Temporary Defensive Positions
The Fund is permitted to invest all or a portion of its assets in certain short-term investments, including money market funds or high quality short-term debt securities, or to hold cash during adverse market, economic, political or other conditions in order to protect the value of its assets or maintain liquidity. The Fund may not achieve its investment objective to the extent that it engages in such a temporary defensive strategy.

Portfolio Turnover
Generally, the Fund will not invest for short-term trading purposes. The Fund’s annual portfolio turnover rate shows changes in portfolio investments. Buying and selling securities generally involves expenses to the Fund, such as broker commissions and other transaction costs. A high turnover rate (100% or more) in any year will result in higher transaction costs to the Fund and could generate taxes for shareholders on realized investment gains. Frequent buying and selling of securities could result in the distribution of short-term capital gains that are taxed at ordinary income rates, rather than long-term capital gains that are taxed at a more favorable rate. The trading costs and tax consequences associated with the Fund’s portfolio turnover may affect its overall investment performance.

The Fund cannot accurately predict future annual portfolio turnover rates. The Fund’s portfolio turnover rate may vary substantially from year-to-year since portfolio adjustments are made when conditions affecting relevant markets, particular industries or individual issues warrant such adjustments. The Fund’s portfolio turnover rate for the fiscal year ended March 31, 2024 was 1.09%.

Disclosure of Portfolio Holdings
A description of the Fund’s policies and procedures with respect to the disclosure of the Fund’s portfolio holdings is available in the Fund’s SAI.

SUMMARY OF FUND EXPENSES

Fees and Expenses of the Fund
The following table describes the fees and expenses that you may pay if you buy and hold shares of the Fund:

Shareholder Transaction Expenses	Class L
Maximum Sales Load (as a percentage of offering price)	4.25%
Repurchase Fee	None
Contingent Deferred Sales Charge	None
Annual Expenses (as a percentage of net assets attributable to common shares)
Management Fees	0.65%
Interest Payments on Borrowed Funds [1]	0.44%
Other Expenses	0.82%
Shareholder Servicing Expenses [2]	0.15%
Distribution Fees [3]	0.25%
Remaining Other Expenses	0.42%
Acquired Fund Fees and Expenses [4]	0.01%
Total Annual Expenses	1.92%
Fee Waiver and Expense Reimbursement [5]	(0.22)%
Total Annual Expenses (after fee waiver and reimbursement)	1.70%
1Interest Payments on Borrowed Funds are estimated amounts for the current fiscal year. Actual Interest Payments on Borrowed Funds for the fiscal year ended March 31, 2024, were 0.22% for Class L shares.
2Shareholder Servicing Expenses have been restated to reflect estimated amounts for the current fiscal year. Actual Shareholder Servicing Expenses for the fiscal year ended March 31, 2024 were 0.00% for Class L.
3Distribution Fees have been restated to reflect estimated amounts for the current fiscal year. Actual Distribution Fees for the fiscal year ended March 31, 2024 were 0.00%.
4Acquired Fund Fees and Expenses (“AFFE”) are the indirect costs of investing in other investment companies. The expenses in this fee table will not correlate to the expense ratio in the Fund's financial highlights because the financial statements include only the direct operating expenses incurred by the Fund.
5The Adviser has contractually agreed to waive its advisory fees and/or assume expenses otherwise payable by the Fund to the extent necessary to ensure that Total Annual Expenses for Class L (excluding taxes, interest, trading costs, AFFE, distribution fees, and shareholder servicing expenses) do not exceed 0.85% of average daily net assets (the “Expense Limitation Agreement”). The Expense Limitation Agreement will continue indefinitely until revised or terminated by mutual agreement by the Fund and the Adviser, with the consent of the Board. Under the Expense Limitation Agreement, the Adviser may request and receive reimbursement from the Fund for advisory fees waived or other expenses reimbursed by the Adviser pursuant to the Expense Limitation Agreement at a date not to exceed three years from the month in which the corresponding waiver or reimbursement to the Fund was made. However, no reimbursement may be made unless the total annual expense ratio of the class making such reimbursement is no higher than the amount of the expense limitation that was in place at the time the Adviser waived the fees or reimbursed the expenses and does not cause the expense ratio to exceed the current expense limitation.

Example
The following Example is intended to help you compare the cost of investing in the Fund with the cost of investing in other funds. The Example assumes that you invest $1,000 in the Fund for the time periods indicated and then redeem all of your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Fund’s operating expenses remain the same. The Example reflects adjustments made to the Fund’s operating expenses due to the Expense Limitation Agreement for the 1 Year period only. Open-end mutual funds present this example information with respect to investments of $10,000, rather than investments of $1,000, as presented below for this closed-end, interval fund. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

	1 Year	3 Years	5 Years	10 Years
Class L	$59	$98	$140	$256

FINANCIAL HIGHLIGHTS

The financial highlights table is intended to help you understand the Fund’s financial performance. The total returns in the table represent the rate that an investor would have earned (or lost) on an investment in the Fund (assuming reinvestment of all dividends and distributions). This information has been derived from the Fund’s financial statements, which have been audited by Cohen & Company, Ltd., an independent registered public accounting firm, whose report, along with this information and additional Fund performance and portfolio information, appears in the Fund’s Annual Report for the year ended March 31, 2024. To request the Fund’s Annual Report, please call (833) 877-3863.

USQ Core Real Estate Fund - Class L				Financial Highlights
For a Share Outstanding Throughout the Years or Period Presented

	Year Ended March 31, 2024	Year Ended March 31, 2023	Year Ended March 31, 2022	Year Ended March 31, 2021	Year Ended March 31, 2020	Year Ended March 31, 2019	For the Period From September 27, 2017(7) through March 31, 2018
Net Asset Value, Beginning of Year (1)	$27.73	$29.92	$24.85	$25.55	$25.66	$25.08	$25.00

Income from Investment Operations
Net investment income/(loss)(2)	(0.10)	(0.05)	(0.07)	0.02	0.22	0.60	0.07
Net realized and unrealized gain/(loss) on investments	(3.47)	(0.94)	6.23	0.28	0.71	1.01	0.58
Total income/(loss) from investment operations	(3.57)	(0.99)	6.16	0.30	0.93	1.61	0.65

Distributions to Shareholders
From net investment income	(0.15)	(0.37)	(0.11)	(0.15)	(0.36)	(0.44)	(0.57)
From return of capital	(0.87)	(0.83)	(0.98)	(0.85)	(0.68)	(0.59)	-
Total distributions	(1.02)	(1.20)	(1.09)	(1.00)	(1.04)	(1.03)	(0.57)
Increase/(Decrease) in Net Asset Value	(4.59)	(2.19)	5.07	(0.70)	(0.11)	0.58	0.08
Net Asset Value, End of Year (1)	$23.14	$27.73	$29.92	$24.85	$25.55	$25.66	$25.08

Total Return (1)(3)	(13.13)%	(3.52)%	25.33%	1.04%	3.96%	6.51%	2.62%(5)

Supplemental Data and Ratios
Net assets, end of year (000s)	$120	$139	$150	$115	$113	$109	$103
Ratio of expenses to average net assets, including interest expense, before waiver(4)(6)	1.29%	N/A	N/A	N/A	N/A	N/A	N/A
Ratio of expenses to average net assets, including interest expense, after waiver(4)(6)	1.07%	N/A	N/A	N/A	N/A	N/A	N/A
Ratio of expenses to average net assets, excluding interest expense, before waiver(4)(6)	1.07%	1.01%	1.26%	1.85%	2.39%	2.94%	3.62%

Ratio of expenses to average net assets, excluding interest expense, after waiver(4)(6)	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%
Ratio of net investment income to average net assets, before waiver(4)(6)	(0.62)%	(0.33)%	(0.67)%	(0.93)%	(0.68)%	0.25%	(2.22)%
Ratio of net investment income to average net assets, after waiver(4)(6)	(0.39)%	(0.17)%	(0.26)%	0.08%	0.86%	2.34%	0.55%
Portfolio turnover rate	1.09%	4.12%	0.13%	5.35%	1.54%	10%	24%(5)

(1)	Includes adjustments in accordance with accounting principles generally accepted in the United States and, consequently, the net asset value for financial reporting purposes and returns based upon those net asset values may differ from the net asset values and returns for shareholder transactions.
(2)	Calculated using the average shares method.
(3)	Total returns shown are historical in nature and assume changes in share price, reinvestment of dividends and capital gains distributions, if any. Had the Adviser not waived/reimbursed a portion of Fund expenses, total returns would have been lower.
(4)	Ratios do not include expenses of underlying investment companies and private investment funds in which the Fund invests.
(5)	Not annualized.
(6)	All income and expenses are annualized for periods less than one full year.
(7)	Commencement of Operations.

PRINCIPAL INVESTMENT OBJECTIVE, POLICIES AND STRATEGIES

Investment Objective and Policies
The Fund’s investment objective is to generate a return comprised of both current income and capital appreciation with moderate volatility and low correlation to the broader markets. The Fund’s investment objective is non-fundamental and may be changed by the Board without shareholder approval.

The Fund pursues its investment objective by strategically investing across Private Investment Funds, as well as a broad set of public real estate securities, including Public Investment Funds, that invest principally, directly or indirectly, in real estate. This approach enables the Adviser to allocate between public and private real estate securities, and allows the Fund to invest across different investment managers and strategies as well as providing investment exposure across property types and geographies. It is intended that the majority of the Fund’s total return will be derived from portfolio income with the balance derived from appreciation.

Under normal circumstances, at least 80% of the Fund’s net assets plus borrowings for investment purposes will be invested in real estate securities (as defined below). The Fund executes its investment strategy primarily by seeking to invest in a broad portfolio of real estate securities across two major categories – Private Investment Funds and Public Investment Funds. The Fund may also invest in other income producing equity and debt securities. In certain circumstances or market environments, such as limited availability of suitable investment opportunities, or as a temporary defensive measure in response to adverse market, economic, political or other conditions, the Fund may reduce its investment in real estate securities and hold a larger position in cash or cash equivalents. The Fund concentrates investments in the real estate industry, meaning that under normal circumstances, it invests over 25% of its total assets in real estate securities. The Fund may invest in debt securities of any duration, maturity, or credit quality, including high yield securities, commonly referred to as “junk bonds.”

The Fund defines “real estate securities” to include: (i) the following types of securities issued by Private Investment Funds and/or Public Investment Funds that invest principally, directly or indirectly, in real estate: common stock, preferred equity, partnership or similar interests, convertible or non-convertible preferred stock, and convertible or non-convertible secured or unsecured debt; (ii) Public REITs; (iii) Private REITs; (iv) mortgage-backed securities; (v) REOCs and (vi) ETFs, Index Funds and other investment vehicles such as closed-end funds, mutual funds and unregistered investment funds that invest principally, directly or indirectly, in real estate. REITs are pooled investment vehicles that invest primarily in income-producing real estate or real estate-related loans or interests, and REOCs are companies that invest in real estate and whose shares trade on public exchanges. For purposes of the Fund’s 80% policy, the Adviser considers an issuer, including a Private Investment Fund or Public Investment Fund, to be principally invested in real estate if 50% or more of its assets are attributable to ownership, construction, management or sale of real estate.

The Fund may invest in issuers of real estate securities of any credit quality, and may invest in any level of the capital structure of an issuer of mortgage-backed securities, including the equity or “first loss” tranche. The Fund may invest in debt securities of any duration or maturity. The Fund may also, to a limited extent, make real estate-related investments other than through real estate industry securities.

A number of Private Investment Funds in which the Fund may invest may charge a performance fee. Shareholders will pay a pro rata share of asset-based and performance fees associated with the Fund’s underlying investments, including its Private Investment Funds, Public Investment Funds, Public REITs, Private REITs, and REOCs (collectively, the “Underlying Funds” and each, an “Underlying Fund”).

The Fund may invest up to 15% of its total assets in Private Investment Funds that would be investment companies under the 1940 Act but for the exemptions provided by Sections 3(c)(1) or 3(c)(7) of the 1940 Act. For the avoidance of doubt, the preceding condition does not apply to private funds not relying on the exclusion on the definition of investment company under Section 3(c)(1) or Section 3(c)(7) of the 1940 Act, such as private funds relying upon Section 3(c)(5)(C) or Section 3(c)(6).

The Fund’s policy regarding concentration of investments in the real estate industry is fundamental and may not be changed without shareholder approval. The Fund’s SAI contains a list of all of the fundamental and non-fundamental investment policies of the Fund, under the heading “Investment Policies and Limitations.”

The Fund’s Target Investment Portfolio

Under normal market conditions, the Adviser executes its investment strategy by investing in a concentrated portfolio of Private Investment Funds, many of which are included in the National Council of Real Estate Investment Fiduciaries (“NCREIF”) Fund Index – Open End Diversified Core Equity (the “NFI-ODCE Index”). The Fund will also invest a portion of assets in Private Investment Funds outside of the NFI-ODCE Index, which the Adviser believes will provide investment returns that are potentially higher than the Private Investment Funds in the NFI-ODCE Index but are not included in the NFI-ODCE Index because they do not meet the leverage or diversification requirements maintained by NCREIF. The NFI-ODCE Index is not a mutual fund and would not be considered diversified under the 1940 Act. The Fund will invest in Private Investment Funds only to the extent that, on average, the Fund’s portfolio of Private Investment Funds meets the investment criteria for the NFI-ODCE Index.

The NFI-ODCE Index is maintained by NCREIF, a not-for-profit trade association that provides to its membership, and the academic and investment community, commercial real estate data. Its membership is composed of investment managers, plan sponsors, academicians, consultants, appraisers, CPAs and other service providers involved in institutional real estate investments. NCREIF is not regulated by any federal or state agency. To be in the NFI-ODCE Index, the Private Investment Fund must market itself as an open-end commingled fund pursuing a diversified core investment strategy, primarily investing in private equity real estate with the following guidelines and comply with the NCREIF PREA Reporting Standards, consisting of annual audits, annual external appraisals, quarterly valuations and time-weighted returns. The Private Investment Fund must also submit information in accordance with the NCREIF Fund Data Collection and Reporting Manual. For this purpose, the NFI-ODCE Index defines “open-end commingled funds” as infinite-life vehicles consisting of multiple investors who have the ability to enter or exit the fund on a periodic basis, subject to contribution and/or redemption requests, thereby providing a degree of potential investment liquidity. For this purpose, open-end commingled funds are not open-end management investment companies registered under the 1940 Act. In addition to qualitative measures, a Private Investment Fund must comply with the following quantitative criteria in order to be eligible for inclusion in the NFI-ODCE Index.

Gross Assets Criteria
•    Real Estate. At least 80% of the market value of the Private Investment Fund’s gross assets (“gross market value”) must be invested in “direct real estate” with no more than 20% invested in cash or equivalents. For this purpose, “direct real estate” means that the property must be submitted to the NCREIF and must be valued.

Real Estate Assets Criteria
•    Domain. At least 95% of the Private Investment Fund’s real estate gross market value (including public, private, debt and equity investments) must be invested in U.S. markets.
•    Property Types. At least 75% of the Private Investment Fund’s direct real estate gross market value must be invested in office, industrial, residential and retail property types. For this purpose, a Private Investment Fund may look through its private debt investments.
•Property subtypes. An aggregated maximum of 25% of market value of real estate gross market value invested in the six expanded property subtypes that are single family rental, manufactured housing, student housing, industrial life science, office life science, and medical office.

•    Stabilized. At least 75% of the Private Investment Fund’s gross market value must be invested in properties (direct real estate gross market value) that are 75% or more leased (as of each calendar quarter end).
•    Diversification. No more than 60% (+/- for market forces) of the Private Investment Fund’s direct real estate gross market value may be invested in one property type as defined by the NCREIF Property Index. The Private Investment Fund must also invest in at least three of the office, industrial, residential or retail property types, and one of those three types representing a minimum of 5% of the Private Investment Fund’s direct real estate gross market value. For this purpose, a Private Investment Fund may look through its private debt investments.

Total Assets Criteria
•    Leverage. The Private Investment Fund may have no more than 35% leverage. Leverage is defined for this purpose as the ratio of total debt, grossed-up for ownership share of off-balance sheet debt, to the fund’s total assets, also which are grossed-up for such off-balance sheet debt.

As noted above, this list reflects the current quantitative criteria for inclusion of a new Private Investment Fund in the NFI-ODCE Index. Certain of these criteria were adopted and became effective in May 2019, and NFI-ODCE members as of May 2019 had until January 1, 2020 to come into compliance with the inclusion criteria. Accordingly, prior to January 1, 2020, certain Private Investment Funds included in the NFI-ODCE Index may not have been in compliance with certain of the criteria above.

The Adviser may also invest in Public REITs, Private REITs, REOCs, public non-traded REITs, and Public Investment Funds that invest principally, directly or indirectly, in real estate. Publicly offered real estate funds are not members of the NFI-ODCE Index. In order to maintain liquidity for the Fund’s quarterly repurchase policy and provide diversification, a portion of the Fund’s assets may be invested in any combination of Public Investment Funds and publicly traded securities, money market funds, and/or cash and cash equivalents.

Private Investment Funds. Private Investment Funds are investment funds that invest principally, directly or indirectly, in real estate. Due to sizable minimum investment requirements and selective investor qualification criteria, many Private Investment Funds limit their direct investors to mainly institutions such as endowments and pension funds. The Fund allows investors to gain exposure to Private Investment Funds that may not otherwise be available to individual investors. While the Fund may invest directly in accordance with its investment objective, through the Fund’s “Fund-of-Funds” approach, investors can gain exposure to a broad range of strategies and sectors in real estate and real estate-related securities.

Public non-traded REITs. The Fund may also invest in publicly offered non-traded REITs. Public non-traded REITs register their shares with the SEC, but they do not trade on a securities exchange. Public non-traded REITs operate like exchange-listed REITs in nearly every other way, but they typically face redemption restrictions that limit their liquidity.

Exchange Traded Funds. ETFs are traded similarly to stocks and listed on major stock exchanges. Potential benefits of ETFs include diversification, cost and tax efficiency, liquidity, marginability, utility for hedging, the ability to go long and short, and (in some cases) quarterly dividends. An ETF may attempt to track a particular market segment or index.

REITs. The Fund may invest in REITs, both directly and through its investments in Private Investment Funds. REITs are investment vehicles that invest primarily in income-producing real estate or mortgages and other real estate-related loans or interests. Public REITs are listed on major stock exchanges, such as the New York Stock Exchange (“NYSE”) and NASDAQ. Private REITs do not trade on a securities exchange.

REOCs. The Fund may invest in REOCs both directly and through its investments in Private Investment Funds. REOCs are companies that invest in real estate and whose shares trade on a public exchange. A REOC is similar to a REIT except that a REOC will reinvest its earnings, rather than distributing them to unit holders as REITs do.

Index Funds. An Index Fund is a mutual fund with an investment objective of seeking to replicate the performance of a specific securities index, such as the National Association of Real Estate Investment Trusts (“NAREIT”) Index or the MSCI REIT Index. Index Funds are typically not actively managed, and potential benefits include low operating expenses, broad market exposure and low portfolio turnover.

Other Public Investment Funds. The Fund may make investments in other investment vehicles such as closed-end funds and mutual funds that invest principally, directly or indirectly, in real estate. Shares of closed-end funds are typically listed for trading on major stock exchanges and, in some cases, may be traded in other over-the-counter markets.

Additional Information Regarding Investment Strategy
The Fund may, from time to time, take defensive positions that are inconsistent with the Fund’s principal investment strategy in attempting to respond to adverse market, economic, political or other conditions. During such times, the Adviser may determine that the Fund should invest up to 100% of its assets in cash or cash equivalents, including money market instruments, prime commercial paper, repurchase agreements, Treasury bills and other short-term obligations of the U.S. Government, its agencies or instrumentalities. In these and in other cases, the Fund may not achieve its investment objective. The Adviser may invest the Fund’s cash balances in any investments it deems appropriate. The Adviser expects that such investments will be made, without limitation and as permitted under the 1940 Act, in money market funds, repurchase agreements, U.S. Treasury and U.S. agency securities, municipal bonds and bank accounts. Any income earned from such investments is ordinarily reinvested by the Fund in accordance with its investment program. Many of the considerations when entering into recommendations and decisions of the Adviser and the Fund’s portfolio managers are subjective.

The frequency and amount of portfolio purchases and sales (known as the “portfolio turnover rate”) will vary from year to year. The portfolio turnover rate is not expected to exceed 100%, but may vary greatly from year to year and will not be a limiting factor if the Adviser determines that portfolio changes are appropriate. Although the Fund generally does not intend to trade for short-term profits, the Fund may engage in short-term trading strategies, and securities may be sold without regard to the length of time held when, in the opinion of the Adviser, investment considerations warrant such action. These policies may have the effect of increasing the annual rate of portfolio turnover of the Fund. Higher rates of portfolio turnover would likely result in higher brokerage commissions and may generate short-term capital gains taxable as ordinary income. If securities are not held for the applicable holding periods, dividends paid on them will not qualify for the advantageous federal tax rates. See “Taxes” in the Fund’s SAI.

There is no assurance what portion, if any, of the Fund’s investments will qualify for the reduced federal income tax rates applicable to qualified dividends under the Code. As a result, there can be no assurance as to what portion of the Fund’s distributions will be designated as qualified dividend income. See “DIVIDENDS, DISTRIBUTIONS AND TAXES.”

RISK FACTORS

An investment in the Fund’s shares is subject to risks. The value of the Fund’s investments will increase or decrease based on changes in the prices of the investments it holds. This will cause the value of the Fund’s shares to increase or decrease. You could lose money by investing in the Fund. By itself, the Fund does not constitute a balanced investment program. Before investing in the Fund you should consider carefully the following risks. There may be additional risks that the Fund does not currently foresee or consider material. You may wish to consult with your legal or tax advisers before deciding whether to invest in the Fund.

Risks Relating to the Fund’s Investments

Real Estate Industry Concentration Risk. The Fund does not invest in real estate directly, but because the Fund concentrates its investments in real estate securities, its portfolio will be significantly impacted by the performance of the real estate market and may experience more volatility and be exposed to greater risk than a more diversified portfolio. In addition, the Fund may invest in real estate equity or debt and therefore may be subject to risks similar to those associated with direct investment in real property. The value of the Fund’s shares will be affected by factors affecting the value of real estate and the earnings of companies engaged in the real estate industry. These factors include, among others: (i) changes in general economic and market conditions; (ii) changes in the value of real estate properties; (iii) risks related to local economic conditions, overbuilding and increased competition; (iv) increases in property taxes and operating expenses; (v) changes in zoning laws; (vi) casualty and condemnation losses; (vii) variations in rental income, neighborhood values or the appeal of property to tenants; (viii) the availability of financing and (ix) changes in interest rates. Many real estate companies utilize leverage, which increases investment risk and could adversely affect a company’s operations and market value in periods of rising interest rates. The value of securities of companies in the real estate industry may go through cycles of relative under-performance and over-performance in comparison to equity securities markets in general. To the extent that a significant portion of the Fund is invested directly or indirectly in real estate located in a particular geographic region or in a particular property type, the Fund is subject to greater risks of adverse developments specific to that geographic region or property type.

There are also special risks associated with particular real estate sectors or real estate operations generally, as described below:

Retail Properties. Retail properties are affected by the overall health of the economy and may be adversely affected by, among other things, the growth of alternative forms of retailing, bankruptcy, departure or cessation of operations of a tenant, a shift in consumer demand due to demographic changes, changes in spending patterns and lease terminations. Many retail properties were adversely affected by mandated shutdowns imposed by state and local governments in response to the COVID-19 pandemic. Any additional shutdowns could have a similarly adverse impact. There continues to be uncertainty in the retail environment that could have an adverse impact on the value of retail properties.

Office Properties. Office properties are affected by the overall health of the economy, and other factors such as a downturn in the businesses operated by their tenants, obsolescence and non-competitiveness.

Hospitality Properties. The risks of hotel, motel and similar hospitality properties include, among other things, the necessity of a high level of continuing capital expenditures, competition, increases in operating costs which may not be offset by increases in revenues, dependence on business and commercial travelers and tourism, increases in fuel costs and other expenses of travel, and adverse effects of general and local economic conditions. Hotel properties tend to be more sensitive to adverse economic conditions and competition than many other commercial properties.

Healthcare Properties. Healthcare properties and healthcare providers are affected by several significant factors, including federal, state and local laws governing licenses, certification, adequacy of care, pharmaceutical distribution, rates, equipment, personnel and other factors regarding operations, continued availability of revenue from government reimbursement programs and competition on a local and regional basis. The failure of any healthcare operator to comply with governmental laws and regulations may affect its ability to operate its facility or receive government reimbursements.

Industrial Properties. Industrial properties are affected by the overall health of the economy and other factors such as downturns in the manufacture, processing and shipping of goods.

Multifamily Properties. The value and successful operation of a multifamily property may be affected by a number of factors such as the location of the property, the ability of the management team, the level of mortgage interest rates, the presence of competing properties, adverse economic conditions in the locale, oversupply and rent control laws or other laws affecting such properties. Changes in rent control or rent stabilization laws and regulations could adversely affect property values. Among other consequences, changes in rent control or rent stabilization laws could prevent property owners from raising rents sufficiently to offset increases in operating costs or from removing delinquent tenants. In addition, current or future government initiatives related to COVID-19 may affect the value of investments in multifamily properties, as described further under “Current Conditions” below.

Residential Properties. Residential properties can be significantly affected by the national, regional and local real estate markets. This segment of the real estate industry also is sensitive to interest rate fluctuations which can cause changes in the availability of mortgage capital and directly affect the purchasing power of potential homebuyers. Thus, residential properties can be significantly affected by changes in government spending, interest rates, inflation, consumer confidence, demographic patterns and the level of new and existing home sales. In addition, current or future government initiatives related to COVID-19 may affect the value of investments in residential properties, as described further under “Current Conditions” below.

Shopping Centers. Shopping center properties are dependent upon the successful operations and financial condition of their tenants, particularly certain of their major tenants, and could be adversely affected by bankruptcy of those tenants. In some cases a tenant may lease a significant portion of the space in one center, and the filing of bankruptcy could cause significant revenue loss, including the loss of revenue from smaller tenants with co-tenancy rights. Like others in the commercial real estate industry, community centers are subject to environmental risks and interest rate risk. They also face the need to enter into new leases or renew leases on favorable terms to generate rental revenues. Community center properties could be adversely affected by changes in the local markets where their properties are located, as well as by adverse changes in national economic and market conditions.

Self-Storage Properties. The value and successful operation of a self-storage property may be affected by a number of factors, such as the ability of the management team, the location of the property, the presence of competing properties, changes in traffic patterns and effects of general and local economic conditions with respect to rental rates and occupancy levels.

The following other factors also may contribute to the risk of real estate investments:

Current Conditions. Periods of unusually high financial market volatility and restrictive credit conditions, at times limited to a particular sector or geographic area, have occurred in the past and may be expected to recur in the future. Some countries, including the United States, have adopted or have signaled protectionist trade measures, relaxation of the financial industry regulations that followed the financial crisis, and/or reductions to corporate taxes. Such financial market volatility and restrictive credit conditions has made it more difficult for borrowers to obtain financing or refinancing on attractive terms or at all. In particular, because of rising interest rates and the current conditions in the credit markets, borrowers may be subject to increased interest expenses for borrowed money and tightening underwriting standards. There is also a risk that a general lack of liquidity or other events in the credit markets may adversely affect the ability of issuers in whose securities the Fund invests to finance real estate developments and projects or refinance completed projects.

In addition, geopolitical and other risks, including environmental and public health risks, may add to instability in the world economy and markets generally. As a result of increasingly interconnected global economies and financial markets, the value and liquidity of the Fund’s investments may be negatively affected by events impacting a country or region, regardless of whether the Fund invests in issuers located in or with significant exposure to such country or region.

The outbreak of COVID-19 resulted in instances of market closures and dislocations, extreme volatility, liquidity constraints and increased trading costs. Efforts to contain the spread of COVID-19 resulted in travel restrictions, closed international borders, disruptions of healthcare systems, business operations (including business closures) and supply chains, layoffs, lower consumer demand and employee availability, defaults and credit downgrades, among other significant economic impacts, all of which have disrupted global economic activity across many industries and may exacerbate other pre-existing political, social and economic risks, locally or globally and cause general concern and uncertainty. The full economic impact and ongoing effects of COVID-19 (or other future epidemics or pandemics) are unpredictable and may result in significant and prolonged effects on the Fund’s performance. For example, as a result of the COVID-19 pandemic, during certain time periods most of the Private Investment Funds experienced an increase in redemption requests as investors sought to raise cash and rebalance their portfolios and some Private Investment Funds temporarily suspended their redemption payout while others paid out a pro-rata portion of redemption requests.

Development Issues. Certain real estate companies may engage in the development or construction of real estate properties. These companies in which the Fund invests (“portfolio companies”) are exposed to a variety of risks inherent in real estate development and construction, such as the risk that there will be insufficient tenant demand to occupy newly developed properties, and the risk that prices of construction materials or construction labor may rise materially during the development.

Lack of Insurance. Certain of the Fund’s portfolio companies may fail to carry comprehensive liability, fire, flood, earthquake extended coverage and rental loss insurance, or insurance in place may be subject to various policy specifications, limits and deductibles. Should any type of uninsured loss occur, the portfolio company could lose its investment in, and anticipated profits and cash flows from, a number of properties and, as a result, adversely affect the Fund’s investment performance.

Dependence on Tenants. The value of the Fund’s portfolio companies’ properties and the ability of these companies to make distributions to their shareholders depend upon the ability of the tenants at the properties to generate enough income in excess of their tenant operating expenses to make their lease payments. Changes beyond the control of the Fund’s portfolio companies may adversely affect their tenants’ ability to make their lease payments and, in such event, would substantially reduce both their income from operations and ability to make distributions to the Fund’s portfolio companies and, consequently, the Fund.

Financial Leverage. Real estate companies may be highly leveraged and financial covenants may affect the ability of real estate companies to operate effectively.

Environmental Issues. Property owners could face substantial risk of loss from claims based on environmental problems associated with the real estate underlying the Fund’s investments. For example, in connection with the ownership (direct or indirect), operation, management and development of real properties that may contain hazardous or toxic substances, a portfolio company may be considered an owner, operator or responsible party of such properties and, therefore, may be potentially liable for removal or remediation costs, as well as certain other costs, including governmental fines and liabilities for injuries to persons and property. Furthermore, changes in environmental laws or in the environmental condition of an asset may create liabilities that did not exist at the time of the acquisition of the real property and that could not have been foreseen. In addition, real properties could be affected by undisclosed matters, including, but not limited to, legal easements, breaches of planning, legislation, building regulations and statutory regimes, and duties payable to municipalities and counties. The existence of any such liabilities could have a material adverse effect on the results of operations and cash flow of any such portfolio company and, as a result, the amount available to make distributions on shares of the Fund could be reduced.

Interest Rate Risk. Rising interest rates may cause the value of the Fund’s investments in real estate securities to decline due to higher costs of capital for real estate companies, which could negatively impact a real estate company’s ability to meet its payment obligations. Additionally, real estate companies may use leverage (and some may be highly leveraged), which increases investment risk and the risks normally associated with debt financing and could adversely affect a real estate company’s operations and market value in periods of rising interest rates.

Increases in interest rates also typically lower the present value of a REIT’s future earnings stream, and may make financing property purchases and improvements more costly. The risk of rising interest rates may be greater due to the extended period of historically low rates and anticipated changes in government fiscal policy initiatives. Because the market price of REITs may change based upon investors’ collective perceptions of future earnings, the value of the Fund will generally decline when investors anticipate or experience rising interest rates. The risks associated with rising interest rates are greatly heightened in view of the US Federal Reserve Bank’s decision to raise the federal funds rate and may continue to raise interest rates if considered necessary to reduce inflation to acceptable levels.

Credit Risk. There is a risk that debt issuers will not make payments, resulting in losses to the Fund. In addition, the credit quality of securities may be lowered if an issuer’s financial condition changes. Lower credit quality may lead to greater volatility in the price of a security and in shares of the Fund. Lower credit quality also may affect liquidity and make it difficult to sell the security. Default, or the market’s perception that an issuer is likely to default, could reduce the value and liquidity of securities, thereby reducing the value of your investment in Fund shares. In addition, default may cause the Fund to incur expenses in seeking recovery of principal or interest on its portfolio holdings.

Mortgage-Backed Securities Risk. Mortgage-backed securities represent an interest in a pool of mortgages. Mortgage-backed securities are based on different types of mortgages, including those on commercial real estate or residential properties. The primary issuers or guarantors of mortgage-backed securities have historically been Fannie Mae, Freddie Mac and the Government National Mortgage Association (“Ginnie Mae”). Other issuers of mortgage-backed securities include commercial banks and other private lenders.

Mortgage-backed securities differ from conventional debt securities because principal is paid back over the life of the security rather than at maturity. The Fund may receive unscheduled prepayments of principal due to voluntary prepayments, refinancing or foreclosure on the underlying mortgage loans. To the Fund this means a loss of anticipated interest, and a portion of its principal investment represented by any premium the Fund may have paid. Mortgage prepayments generally increase when interest rates fall. Because of prepayments, mortgage-backed securities may be less effective than some other types of debt securities as a means of “locking in” long-term interest rates and may have less potential for capital appreciation during periods of falling interest rates. When the Fund reinvests the prepayments of principal it receives, it may receive a rate of interest that is lower than the rate on the existing security.

Mortgage-backed securities also are subject to extension risk. An unexpected rise in interest rates could reduce the rate of prepayments on mortgage-backed securities and extend their life. This could cause the price of the mortgage-backed securities and the Fund’s share price to fall and would make the mortgage-backed securities more sensitive to interest rate changes.

Issuers of asset-backed securities may have limited ability to enforce the security interest in the underlying assets, and credit enhancements provided to support the securities, if any, may be inadequate to protect investors in the event of default.

The Fund may invest in the residual or equity tranches of mortgage-related securities, which may be referred to as subordinate mortgage-backed securities and interest-only mortgage-backed securities. Subordinate mortgage-backed securities are paid interest only to the extent that there are funds available to make payments. To the extent the collateral pool includes a large percentage of delinquent loans, there is a risk that interest payment on subordinate mortgage-backed securities will not be fully paid. There are multiple tranches of mortgage-backed securities, offering investors various maturity and credit risk characteristics. Tranches are categorized as senior, mezzanine, and subordinated/equity or “first loss,” according to their degree of risk. The most senior tranche of a mortgage-backed security has the greatest collateralization and pays the lowest interest rate. If there are defaults or the collateral otherwise underperforms, scheduled payments to senior tranches take precedence over those of mezzanine tranches, and scheduled payments to mezzanine tranches take precedence over those to subordinated/equity tranches. Lower tranches represent lower degrees of credit quality and pay higher interest rates intended to compensate for the attendant risks. The return on the lower tranches is especially sensitive to the rate of defaults in the collateral pool. The lowest tranche (i.e., the “equity” or “residual” tranche) specifically receives the residual interest payments (i.e., money that is left over after the higher tranches have been paid and expenses of the issuing entities have been paid) rather than a fixed interest rate. The Fund expects that investments in subordinate mortgage-backed securities will be subject to risks arising from delinquencies and foreclosures, thereby exposing its investment portfolio to potential losses. Subordinate securities of mortgage-backed securities are also subject to greater credit risk than those mortgage-backed securities that are more highly rated.

REIT Risk. Investments (directly or indirectly) in REITs subject the Fund to various risks. REIT share prices typically decline because of adverse developments affecting the real estate industry and real property values. In general, real estate values are affected by a variety of factors, including supply and demand for properties, the economic health of the country or of different regions, and the strength of specific industries that rent properties. REITs often invest in highly leveraged properties. Returns from REITs, which typically are small or medium capitalization stocks, may trail returns from the overall stock market. In addition, changes in interest rates may hurt real estate values or make REIT shares less attractive than other income- producing investments. REITs are also subject to heavy cash flow dependency, defaults by borrowers and self-liquidation.

Qualification as a REIT under the Code in any particular year is a complex analysis that depends on a number of factors. There can be no assurance that an entity in which the Fund invests with the expectation that it will be taxed as a REIT will, in fact, qualify as a REIT. An entity that fails to qualify as a REIT would be subject to a corporate level tax, would not be entitled to a deduction for dividends paid to its shareholders and would not pass through to its shareholders the character of income earned by the entity. If the Fund were to invest in an entity that failed to qualify as a REIT, such failure could significantly reduce the Fund’s yield on that investment. REITs can be classified as equity REITs, mortgage REITs and hybrid REITs. Equity REITs invest primarily in real property and earn rental income from leasing those properties. They may also realize gains or losses from the sale of properties. Equity REITs will be affected by conditions in the real estate rental market and by changes in the value of the properties they own. Mortgage REITs invest primarily in mortgages and similar real estate interests and receive interest payments from the owners of the mortgaged properties. Mortgage REITs will be affected by changes in creditworthiness of borrowers and changes in interest rates. Hybrid REITs invest both in real property and in mortgages. Equity and mortgage REITs are dependent upon management skills, may not be diversified and are subject to the risks of financing projects.

Dividends paid by REITs generally will not qualify for the reduced U.S. federal income tax rates applicable to qualified dividends under the Code. See “DIVIDENDS, DISTRIBUTIONS AND TAXES” below. The Fund’s investments in REITs may include an additional risk to shareholders. Some or all of a REIT’s annual distributions to its investors may constitute a non-taxable return of capital. Any such return of capital will generally reduce the Fund’s basis in the REIT investment, but not below zero. To the extent the distributions from a particular REIT exceed the Fund’s basis in such REIT, the Fund will generally recognize gain. In part because REIT distributions often include a nontaxable return of capital, Fund distributions to shareholders may also include a nontaxable return of capital. Shareholders that receive such a distribution will also reduce their tax basis in their shares of the Fund, but not below zero. To the extent the distribution exceeds a shareholder’s basis in the Fund’s shares, such shareholder will generally recognize a capital gain. The Fund does not have any investment restrictions with respect to investments in REITs.

REOC Risk. REOCs, like REITs, expose the Fund to the risks of the real estate market. These risks can include fluctuations in the value of underlying properties; destruction of underlying properties; defaults by borrowers or tenants; market saturation; changes in general and local economic conditions; decreases in market rates for rents; increases in vacancies; competition; property taxes; capital expenditures, or operating expenses; and other economic, political or regulatory occurrences affecting the real estate industry. REOCs are also affected by risks similar to investments in debt securities, including changes in interest rates and the quality of credit extended. REOCs require specialized management and pay management expenses; may have less trading volume; may be subject to more abrupt or erratic price movements than the overall securities markets; and may invest in a limited number of properties, in a narrow geographic area, or in a single property type which increase the risk that the portfolio could be unfavorably affected by the poor performance of a single investment or investment type. In addition, defaults on or sales of investments that the REOC holds generally reduce the cash flow needed to make distributions to investors.

Underlying Funds Risk. The Underlying Funds in which the Fund invests are subject to investment advisory and other expenses, which will be indirectly paid by the Fund. As a result, the cost of investing in the Fund will be higher than the cost of investing directly in the Underlying Funds and also may be higher than other funds that invest directly in securities. The Underlying Funds are subject to specific risks, depending on the nature of the specific Underlying Fund. The Fund’s performance depends in part upon the performance of the Underlying Fund managers and selected strategies, the adherence by such Underlying Fund managers to such selected strategies, the instruments used by such Underlying Fund managers and the Adviser’s ability to select Underlying Fund managers and strategies and effectively allocate Fund assets among them. Investments in ETFs and closed-end funds cause the Fund to incur brokerage expenses. Additionally, the market value of shares of Underlying Funds that are closed-end funds may differ from their net asset value. This difference in price may be due to the fact that the supply and demand in the market for fund shares at any point in time is not always identical to the supply and demand in the market for the underlying basket of securities. Separately, Index Fund returns are typically lower than their respective index because of fees and expenses and are subject to investment strategy induced tracking risk.

Use of Leverage by Underlying Funds. The Underlying Funds in which the Fund invests may utilize financial leverage. The Underlying Funds may be able to borrow, subject to the limitations of their charters and operative documents. In the case of Private Investment Funds, such funds are not subject to the limitations imposed by the 1940 Act regarding the use of leverage with respect to which registered investment companies, including the Fund, are subject. Underlying Funds typically will hold their investments in entities organized as REITs, corporations or other entities and this may allow the Fund’s risk of loss to be limited to the amount of its investment in the Underlying Fund. While leverage presents opportunities for increasing the Fund’s total return, it has the effect of potentially increasing losses as well.

Private Investment Fund Risk. The Fund’s investment in Private Investment Funds will require it to bear a pro rata share of the vehicles’ expenses, including management and performance fees. The fees the Fund pays to invest in a Private Investment Fund may be higher than if the manager of the Private Investment Fund managed the Fund’s assets directly. The incentive fees paid by certain Private Investment Funds potentially create an incentive for its manager to make investments that are riskier and/or more speculative than those it might have made in the absence of an incentive fee. Private Investment Funds are not publicly traded and therefore may not be as liquid as other types of investments. Furthermore, Private Investment Funds, like the other Underlying Funds in which the Fund may invest, are subject to specific risks, depending on the nature of the vehicle and also may employ leverage such that their returns are more than one times that of their benchmark which will amplify losses suffered by the Fund when compared to unleveraged investments. For example, the Private Investment Funds need not have independent boards, shareholder approval of advisory contracts may not be required, they may leverage to an unlimited extent, and they may engage in joint transactions with affiliates. The majority of Private Investment Funds permit redemptions only quarterly (the others are more frequent) and these withdrawal limitations restrict the Adviser’s ability to terminate investments in Private Investment Funds. With respect to the frequency and amounts of redemptions paid to the Fund, there is no guarantee that the Fund will be paid all or any of the redemption amount at the time requested. Further, each of the Private Investment Funds can suspend redemptions or pay a pro-rata portion of redemption requests if the general partner or its respective board deems it in the best interest of its shareholders. If values are falling, the Fund may not be able to sell its Private Investment Funds and the value of Fund shares will decline. These characteristics present additional risks for shareholders.

Valuation of Private Investment Funds. While the valuation of the Fund’s publicly-traded securities are more readily ascertainable, the Fund’s ownership interests in Private Investment Funds are not publicly traded. Accordingly, the Adviser may consider information provided by the institutional asset manager to a Private Investment Fund to determine the estimated value of the Fund’s investment therein. Moreover, the valuation of the Fund’s investment in a Private Investment Fund, as provided by an institutional asset manager as of a specific date, may vary from the actual sale price that may be obtained if such investment were sold to a third party, if a secondary market for such investment existed. For information about the value of the Fund’s investment in Private Investment Funds, the Adviser will be dependent on information provided by the Private Investment Funds, including quarterly unaudited financial statements which if inaccurate could adversely affect the Adviser’s ability to value accurately the Fund’s shares.

There can be no assurance that the stated NAV of the Fund, as calculated based on such information, will be accurate on any given date, nor can there be any assurance that the sale of any property would be at a price equivalent to the last estimated value of such property. If at any time the stated NAV of the Fund is lower than its true value, those investors who have their Fund shares repurchased at such time will be underpaid and investors who retain their Fund shares would be adversely affected if more shares were to be issued at the low price than are repurchased at that price. Conversely, if the Fund’s stated NAV is higher than its true value, those investors who purchase Fund shares at such time will overpay, and if repurchases of Fund shares based on a high stated NAV were to exceed purchases of shares at that value, investors who do not have their Fund shares repurchased will be adversely affected. In addition, investors would be adversely affected by higher fees payable to the Adviser if the gross asset value of the Fund is overstated.

The NAV of the Fund, as determined based on the fair value of its investments in Private Investment Funds, may vary from the amount the Fund would realize on the withdrawal of its investments from the Private Investment Funds. This could adversely affect shareholders whose Fund shares are repurchased as well as new shareholders and remaining shareholders. For example, in certain cases, the Fund might receive less than the fair value of its investment in connection with its withdrawal of its investment from a Private Investment Fund, resulting in a dilution of the value of the Fund shares of shareholders who do not tender their shares in any coincident tender offer and a windfall to tendering shareholders; in other cases, the Fund might receive more than the fair value of its investment, resulting in a windfall to shareholders remaining in the Fund, but a shortfall to tendering shareholders.

Shareholders in the Fund have no individual right to receive information about the Private Investment Funds or the underlying institutional managers, will not be shareholders in the Private Investment Funds, and will have no rights with respect to or standing or recourse against the Private Investment Funds, underlying institutional managers or any of their respective affiliates.

Preferred Securities Risk. There are various risks associated with investing in preferred securities, including credit risk, interest rate risk, deferral and omission of distributions, subordination to bonds and other debt securities in a company’s capital structure, limited liquidity, limited voting rights and special redemption rights. Interest rate risk is, in general, the risk that the price of a debt security falls when interest rates rise. Securities with longer maturities tend to be more sensitive to interest rate changes. Credit risk is the risk that an issuer of a security may not be able to make principal and interest or dividend payments on the security as they become due. Holders of preferred securities may not receive dividends, or the payment can be deferred for some period of time. In bankruptcy, creditors are generally paid before the holders of preferred securities.

Convertible Securities Risk. Convertible securities are hybrid securities that have characteristics of both bonds and common stocks and are subject to risks associated with both debt securities and equity securities. Convertible securities are similar to fixed income securities because they usually pay a fixed interest rate (or dividend) and are obligated to repay principal on a given date in the future. The market value of fixed income and preferred securities tends to decline as interest rates increase and tends to increase as interest rates decline. Convertible securities have characteristics of a fixed income security and are particularly sensitive to changes in interest rates when their conversion value is lower than the value of the bond or preferred share. Fixed income and preferred securities also are subject to credit risk, which is the risk that an issuer of a security may not be able to make principal and interest or dividend payments on the security as they become due. Fixed income and preferred securities also may be subject to prepayment or redemption risk. If a convertible security held by the Fund is called for redemption, the Fund will be required to surrender the security for redemption, convert it into the issuing company’s common stock or cash or sell it to a third party at a time that may be unfavorable to the Fund. In addition, the Fund may invest in fixed income and preferred securities rated less than investment grade that are sometimes referred to as high yield or “junk bonds.” These securities are speculative investments that carry greater risks and are more susceptible to real or perceived adverse economic and competitive industry conditions than higher quality securities. Such securities also may be subject to resale restrictions. The lack of a liquid market for these securities could decrease the Fund’s share price. Convertible securities have characteristics similar to common stocks especially when their conversion value is the same as the value of the bond or preferred share. The price of equity securities may rise or fall because of economic or political changes. Stock prices in general may decline over short or even extended periods of time. Market prices of equity securities in broad market segments may be adversely affected by a prominent issuer having experienced losses or by the lack of earnings or such an issuer’s failure to meet the market’s expectations with respect to new products or services, or even by factors wholly unrelated to the value or condition of the issuer, such as changes in interest rates.

Fixed Income Risk. When the Fund invests in fixed income securities, the value of your investment in the Fund will fluctuate with changes in interest rates. Typically, a rise in interest rates causes a decline in the value of fixed income securities. In general, the market price of debt securities with longer maturities will increase or decrease more in response to changes in interest rates than shorter-term securities. Other risk factors include credit risk (the debtor may default) and prepayment risk (the debtor may pay its obligation early, reducing the amount of interest payments). These risks could affect the value of a particular investment, possibly causing the Fund’s share price and total return to be reduced and fluctuate more than other types of investments.

High Yield Securities Risk. High yield debt securities (including loans) and unrated securities of similar credit quality (“high yield debt instruments” or “junk bonds”) involve greater risk of a complete loss of the Fund’s investment, or delays of interest and principal payments, than higher-quality debt securities. Issuers of high yield debt instruments are not as strong financially as those issuing securities of higher credit quality. High yield debt instruments are generally considered predominantly speculative by the applicable rating agencies as their issuers are more likely to encounter financial difficulties and are more vulnerable to changes in the relevant economy, such as a recession or a sustained period of rising interest rates, that could affect their ability to make interest and principal payments when due. If an issuer stops making interest and/or principal payments, payments on the securities may never resume. These instruments may become worthless and the Fund could lose its entire investment.

The prices of high yield debt instruments generally fluctuate more than higher-quality securities. Prices are especially sensitive to developments affecting the issuer’s business or operations and to changes in the ratings assigned by rating agencies. In addition, the entire high yield debt market can experience sudden and sharp price swings due to changes in economic conditions, stock market activity, large sustained sales by major investors, a high-profile default, or other factors. Prices of corporate high yield debt instruments often are closely linked with the company’s stock prices and typically rise and fall in response to factors that affect stock prices.

High yield debt instruments are generally less liquid than higher-quality securities. Many of these securities are not registered for sale under the federal securities laws and/or do not trade frequently. When they do trade, their prices may be significantly higher or lower than expected. At times, it may be difficult to sell these securities promptly at an acceptable price, which may limit the Fund’s ability to sell securities in response to specific economic events or to meet repurchase requests. As a result, high yield debt instruments generally pose greater illiquidity and valuation risks.

Substantial declines in the prices of high yield debt instruments can dramatically increase the yield of such bonds or loans. The decline in market prices generally reflects an expectation that the issuer(s) may be at greater risk of defaulting on the obligation to pay interest and principal when due. Therefore, substantial increases in yield may reflect a greater risk by the Fund of losing some or part of its investment rather than reflecting any increase in income from the higher yield that the debt security or loan may pay to the Fund on its investment.

Other Risks of Investing in the Fund

Minimal Capitalization Risk. The Fund is not obligated to raise any specific amount of capital pursuant to this offering. There is a risk that the amount of capital actually raised by the Fund through the offering of its shares may be insufficient to continue operations or allow the Fund to realize its investment objective. An inability to raise sufficient capital may adversely affect the Fund’s financial condition, liquidity and results of operations, as well as its compliance with regulatory requirements. Further, if the Fund fails to achieve its estimated size and the Expense Limitation Agreement with the Adviser is terminated, expenses will be higher than expected.

Delayed Use of Proceeds Risk. Pending investment of the net proceeds in accordance with the Fund’s investment objective and policies, the Fund expects to invest all or a portion of such proceeds in money market funds or high quality short-term debt securities, or hold cash. The Fund may be prevented from achieving its investment objective during any time in which the Fund’s assets are not substantially invested in accordance with its principal investment strategies.

Large Shareholder Risk. To the extent a large proportion of the shares of the Fund are held by a small number of shareholders (or a single shareholder), including affiliates of the Adviser, the Fund is subject to the risk that these shareholders will purchase or redeem Fund shares in large amounts rapidly. These transactions could adversely affect the ability of the Fund to conduct its investment program. Furthermore, it is possible that in response to a Repurchase Offer, the total amount of shares tendered by a small number of shareholders (or a single shareholder) may exceed the number of shares that the Fund has offered to repurchase. If a Repurchase Offer is oversubscribed by shareholders, the Fund will repurchase only a pro rata portion of shares tendered by each shareholder. See “Repurchase Offer Risk” below.

Allocation Risk. The ability of the Fund to achieve its investment objective depends, in part, on the ability of the Adviser to allocate effectively the Fund’s assets among the various Private Investment Funds, Public Investment Funds, Public REITs, Private REITs and REOCs in which the Fund invests and, with respect to each such asset class, among equities and fixed income securities. There can be no assurance that the actual allocations will be effective in achieving the Fund’s investment objective or delivering positive returns.

Lack of Control Over Private Investment Funds and Other Portfolio Investments. Once the Adviser has selected Underlying Funds, the Adviser will have no control over the investment decisions made by any such Underlying Fund although the Adviser will evaluate regularly each Underlying Fund and its manager to determine whether their respective investment programs are consistent with the Fund’s investment objective. Even though the Underlying Funds are subject to certain constraints, the managers may change aspects of their investment strategies. The managers may do so at any time (for example, such change may occur immediately after providing the Adviser with the quarterly unaudited financial information for a Private Investment Fund). The Adviser may reallocate the Fund’s investments among the Underlying Funds, but the Adviser’s ability to do so may be constrained by the withdrawal limitations imposed by the Underlying Funds, which may prevent the Fund from reacting rapidly to market changes should an Underlying Fund fail to effect portfolio changes consistent with such market changes and the demands of the Adviser. Such withdrawal limitations may also restrict the Adviser’s ability to terminate investments in Underlying Funds that are poorly performing or have otherwise had adverse changes. The Adviser will be dependent on information provided by the Underlying Fund, including quarterly unaudited financial statements, which if inaccurate could adversely affect the Adviser’s ability to manage the Fund’s investment portfolio in accordance with its investment objective. By investing in the Fund, a shareholder will not be deemed to be an investor in any Underlying Fund and will not have the ability to exercise any rights attributable to an investor in any such Underlying Fund related to their investment. In addition, shareholders in the Fund shall not be entitled to rely upon any written or oral information from any Underlying Fund, Underlying Fund manager or their respective affiliates.

Issuer and Non-Diversification Risk. The value of a specific security can be more volatile than the market as a whole and can perform differently from the value of the market as a whole. As a non-diversified fund, the Fund may invest more than 5% of its total assets in the securities of one or more issuers. Because the Fund is non-diversified, its performance is more sensitive to the negative performance of any single issuer and any single economic, business, political or regulatory occurrence than the performance of a diversified investment company. The value of an issuer’s securities that are held in the Fund’s portfolio may decline for a number of reasons which directly relate to the issuer, such as management performance, financial leverage and reduced demand for the issuer’s goods and services.

Liquidity Risk. The Fund is a closed-end investment company structured as an “interval fund” and is designed for long-term investors. Unlike many closed-end investment companies, the Fund’s shares are not listed on any securities exchange and are not publicly traded. There is no secondary market for the Fund’s shares and the Adviser does not expect that a secondary market will develop. Limited liquidity is provided to shareholders only through the Fund’s quarterly Repurchase Offers for no less than 5% of the Fund’s shares outstanding at NAV. There is no guarantee that shareholders will be able to sell all of the shares they desire in a quarterly Repurchase Offer. The Fund’s investments are also subject to liquidity risk. Liquidity risk exists when particular investments of the Fund would be difficult to sell, possibly preventing the Fund from selling such illiquid securities at an advantageous time or price, or possibly requiring the Fund to dispose of other investments at unfavorable times or prices in order to satisfy its obligations. Underlying Funds with principal investment strategies that involve securities of companies with smaller market capitalizations, derivatives or securities with substantial market and/or credit risk tend to have the greatest exposure to liquidity risk. For information about selling your shares in the Fund, see “PERIODIC OFFERS TO REPURCHASE SHARES” below.

Management Risk. The Fund’s NAV changes daily based on the performance of the securities in which it invests. The Adviser’s judgments about the attractiveness, value and potential appreciation of a particular real estate segment and securities in which the Fund invests may prove to be incorrect and may not produce the desired results.

Market Risk. An investment in the Fund’s shares is subject to investment risk, including the possible loss of the entire principal amount invested. An investment in the Fund’s shares represents an indirect investment in the securities owned by the Fund. The value of these securities may move up or down, sometimes rapidly and unpredictably. The market value of the Fund’s investments may move up or down, sometimes rapidly and unpredictably. These fluctuations may cause an investment to be worth less than the price originally paid for it, or less than it was worth at an earlier time. Market risk may affect a single issuer, industry, sector of the economy or the market as a whole. U.S. and international markets have experienced, and may continue to experience, volatility, which may increase risks associated with an investment in the Fund. Certain social, political, economic, environmental and other conditions and events (such as natural disasters and weather-related phenomena generally, epidemics and pandemics such as COVID-19, war, terrorism, conflicts and social unrest) may adversely interrupt the global economy and result in prolonged periods of significant market volatility. The market value of securities in which the Fund invests is based upon the market’s perception of value and is not necessarily an objective measure of the securities’ value. In some cases, for example, the stock prices of individual companies have been negatively impacted even though there may be little or no apparent degradation in the financial condition or prospects of the issuers. Similarly, the debt markets have experienced substantially lower valuations, reduced liquidity, price volatility, credit downgrades, increased likelihood of default, and valuation difficulties. As a result of this significant volatility, many of the following risks associated with an investment in the Fund may be increased. Continuing market volatility may have adverse effects on the Fund.

Not a Complete Investment Program. An investment in the Fund should not be considered a complete investment program. Each investor should take into account the Fund’s investment objective and other characteristics, as well as the investor’s other investments, when considering an investment in the Fund.

Correlation Risk. The Fund seeks to produce returns that are less correlated to the broader financial markets. Although the prices of equity securities and fixed income securities, as well as other asset classes, often rise and fall at different times so that a fall in the price of one may be offset by a rise in the price of the other, in down markets the prices of these securities and asset classes can also fall in tandem. Because the Fund allocates its investments among different asset classes, the Fund is subject to correlation risk.

Repurchase Offer Risk. The Fund’s NAV may decline as a result of the Fund’s having to hold additional cash and/or sell portfolio securities to raise cash in order to repurchase its shares in a Repurchase Offer. Selling portfolio securities may cause the market prices of these securities and hence the Fund’s NAV to decline. If such a decline occurs, the Fund cannot predict its magnitude or whether such a decline would be temporary or continue until or beyond the date that is the deadline to tender shares for a given Repurchase Offer. Because the price per share to be paid in the Repurchase Offer will depend upon the NAV per share as determined on the actual pricing date, the sales proceeds received by tendering shareholders would be reduced if the decline continued until the actual pricing date. In addition, the sale of portfolio securities will increase the Fund’s transaction expenses and the Fund may receive proceeds from the sale of portfolio securities that are less than their valuations by the Fund.

During the Repurchase Offer period, the Fund may be unable to sell liquid portfolio securities it would otherwise choose to sell during the period. The Fund is required to maintain liquid assets (including through access to a line of credit) equal to at least the number of shares that the Fund will offer to repurchase between 5% and 25% of the Fund’s shares outstanding, as required by Rule 23c-3 under the 1940 Act. Accordingly, due to a Repurchase Offer, the Fund’s NAV per share may decline more than it otherwise might, thereby reducing the amount of proceeds received by tendering shareholders and the NAV per share for non-tendering shareholders. In addition, shareholders may not be able to liquidate all shares of the Fund they have tendered during a Repurchase Offer if the total amount of shares tendered by shareholders exceeds the number of shares that the Fund has offered to repurchase. If a Repurchase Offer is oversubscribed by shareholders, the Fund will repurchase only a pro rata portion of shares tendered by each shareholder. Therefore, the Fund is designed primarily for long-term investors.

Distribution Policy Risk. The Fund’s distribution policy is to make quarterly distributions to shareholders. All or a portion of a distribution may consist solely of a return of capital (i.e., from your original investment) and not a return of net profit. Shareholders should not assume that the source of a distribution from the Fund is net profit. Shareholders should note that return of capital will reduce the tax basis of their shares and potentially increase the taxable gain, if any, upon disposition of their shares. Shareholders should not confuse a return of capital distribution with “dividend yield,” “profit” or “total return.”

Borrowing and Leverage Risk. The Fund is permitted to use leverage by borrowing. Leverage is a speculative technique that exposes the Fund to greater risk and increased costs than if it were not implemented. There is no guarantee that the Fund will use leverage, or that the Fund’s leveraging strategy will be successful. Increases and decreases in the value of the Fund’s portfolio will be magnified when the Fund uses leverage. As a result, leverage may cause greater volatility in the Fund’s NAV, market price and the level of the Fund’s distributions. Also, if the Fund is utilizing leverage, a decline in NAV could affect the ability of the Fund to make distributions and such a failure to make distributions could result in the Fund ceasing to qualify as a regulated investment company under the Code. The Fund will also have to pay interest on its leverage, which may reduce the return on Fund shares. This interest expense may be greater than the Fund’s return on the underlying investment.

The 1940 Act and the SEC’s current rules, exemptions and interpretations thereunder, permit the Fund to borrow up to one-third of the value of its total assets (including the amount borrowed, but less all liabilities and indebtedness not represented by senior securities) from banks. The Fund is required to maintain continuous asset coverage of at least 300% with respect to such borrowings and to reduce the amount of its borrowings (within three days excluding Sundays and holidays) to restore such coverage if it should decline to less than 300% due to market fluctuations or otherwise. In the event that the Fund is required to reduce its borrowings, it may have to sell portfolio holdings, even if such sale of the Fund’s holdings would be disadvantageous from an investment standpoint. Leveraging by means of borrowing may exaggerate the effect of any increase or decrease in the value of portfolio securities on the Fund’s NAV, and money borrowed will be subject to interest and other costs (which may include commitment fees and/or the cost of maintaining minimum average balances), which may or may not exceed the income or gains received from the securities purchased with borrowed funds.

Cyber Security Risk. As all financial services firms continue to face increased security threats, the Fund will face greater operational risks through breaches in cyber security. A breach in cyber security refers to both intentional and unintentional events that may cause the Fund to lose proprietary information, suffer data corruption, or lose operational capacity. This in turn could cause the Fund to incur regulatory penalties, reputational damage, additional compliance costs associated with corrective measures, and/or financial loss. Cyber security threats may result from unauthorized access to the Fund’s digital information systems (e.g., through “hacking” or malicious software coding), but may also result from outside attacks such as denial-of- service attacks (i.e., efforts to make network services unavailable to intended users). In addition, because the Fund works closely with third-party service providers (e.g., administrators, transfer agents, custodians and sub-advisers), cyber security breaches at such third-party service providers may subject the Fund to many of the same risks associated with direct cyber security breaches. The same is true for cyber security breaches at any of the issuers in which the Fund may invest. While the Fund has established risk management systems designed to reduce the risks associated with cyber security, there can be no assurance that such measures will succeed.

Possible Risk of Conflicts
Possible Competition Between Underlying Funds and Between the Fund and the Underlying Funds. The Underlying Funds trade independently of each other and may pursue investment strategies that “compete” with each other for execution or that cause the Fund to participate in positions that offset each other (in which case the Fund would bear its pro rata share of commissions and fees without the potential for a profit). Also, the Fund’s investments in any particular Underlying Fund could increase the level of competition for the same trades that other Underlying Funds might otherwise make, including the priorities of order entry. This could make it difficult or impossible to take or liquidate a position in a particular security at a price consistent with the Adviser’s strategy.

MANAGEMENT OF THE FUND

Board of Trustees
The management and affairs of the Fund are supervised by the Board. The Board consists of three individuals, all of whom are not “interested persons” of the Fund, as that term is defined in the 1940 Act (the “Independent Trustees”). The Board establishes policies for the operation of the Fund and appoints the officers who conduct the daily business of the Fund. The Board also oversees risk as part of its general oversight of the Fund. The Trustees have the authority to take all actions necessary in connection with their oversight of the business affairs of the Fund, including, among other things, approving the investment objective, policies and procedures for the Fund. The Fund enters into agreements with various entities to manage the day-to-day operations of the Fund, including the Adviser, administrator, transfer agent, distributor and custodian. The Trustees are responsible for approving the agreements between these service providers and the Fund and exercising general service provider oversight. The name and business address of the Trustees and officers of the Fund and their principal occupations and other affiliations during the past five years, as well as a description of committees of the Board, are set forth under “Management of the Fund” in the SAI.

Investment Adviser
Union Square Capital Partners, LLC (“USQ”), 235 Whitehorse Lane, Suite 200, Kennett Square, PA 19348, serves as the investment adviser to the Fund under an investment advisory agreement with the Fund (the “Investment Advisory Agreement”). The Adviser is registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended. The Adviser is a Delaware limited liability company formed in October 2016, for the purpose of advising the Fund. The Adviser is wholly owned by its sole member, USQ Holding Company, LLC, a Delaware limited liability company. USQ Holding Company, LLC is wholly owned by its sole member, Chatham Financial Corp. (“Chatham”), a Pennsylvania corporation.

Chatham is a premier, independent partner for commercial real estate investors seeking capital markets solutions. For more than 30 years, Chatham has worked with clients to provide comprehensive financial risk management and investment management services to common commercial real estate financial challenges, including debt management, defeasance & prepayment, foreign currency hedging, hedge accounting, interest rate hedging, investment banking, regulatory compliance, and valuation services.

Under the terms of the Investment Advisory Agreement, and subject to the authority of the Board, the Adviser will carry out the investment and reinvestment of the net assets of the Fund, furnish a continuous investment program with respect to the Fund, and determine which securities should be purchased, sold or exchanged. In addition, the Adviser will furnish to the Fund office facilities, equipment and personnel for servicing the management of the Fund. The Adviser will compensate all Adviser personnel who provide services to the Fund. The Adviser may employ research services and service providers to assist in the Adviser’s market analysis and investment selection.

Adviser’s Investment Committee

The Adviser has established an Investment Committee (the “Committee”) responsible for: setting overall investment policies and strategies of the Adviser; reviewing the Private Investment Funds being considered for investment by the Adviser’s clients, including the Fund; monitoring allocation targets for the investment portfolio of the Fund among the Private Investment Funds, Public Investment Funds and other entities in which the Fund intends to invest; evaluating the investment performance of the Fund and generally overseeing the activities of the co-portfolio managers (see below). Notwithstanding the foregoing, the portfolio managers are ultimately responsible for all investment decisions made for the Fund.

Portfolio Managers

Subject to the oversight of the Committee as a whole, Dr. Miller and Mr. Achterberg, who are a members of the Committee, serve as the Fund’s co-portfolio managers. The portfolio managers are ultimately responsible for all investment decisions made for the Fund, and are solely responsible for the day to day investment operations of the Fund. Dr. Miller and Mr. Achterberg also have responsibility for reviewing the overall composition of the portfolio to ensure its compliance with the Fund’s stated investment objectives and strategies. Dr. Miller has served as a portfolio manager to the Fund since inception. Mr. Achterberg has served the Fund as a portfolio manager since August 1, 2022. Dr. Miller’s and Mr. Achterberg’s professional experience and background is set forth below:

Dr. Thomas E. Miller, CFA has served as the Chief Executive Officer of the Adviser since 2021 and Chief Investment Officer since inception of the Adviser. Previously, Dr. Miller was Head of Manager Research at Nationwide Investment Management Group where he was responsible for the oversight and implementation of the Quantitative Research, Qualitative Review, Risk Analysis, and Monitoring process for the Nationwide Funds, a $60 billion mutual fund family. Dr. Miller’s responsibilities included the selection, monitoring, and de-selection of the investment managers utilized across multiple platforms. Prior to leading the Manager Strategies team, Dr. Miller was an Associate Vice President, Product Management and Research at Nationwide Investment Management Group. In that role, he was responsible for the day to day management of the Product Management team, which oversaw over 100 investment products that support Nationwide Financial’s retirement, annuity, life insurance and retail mutual fund businesses. Prior to joining Nationwide, Dr. Miller held positions at The Vanguard Group Inc. and Delaware Investments. Dr. Miller holds a Bachelor’s degree in Business from the Pennsylvania State University, an MBA from West Chester University, and earned his Doctorate from Drexel University’s LeBow School of Business. He also holds the Chartered Financial Analyst Designation (CFA).

Michael D. Achterberg, CAIA has served as Senior Portfolio Manager of the Adviser since August 2022. Previously, Mr. Achterberg served as President of PREDEX Capital Management, LLC from May 2018 through July 2022 and Chief Operating Officer of PREDEX Capital Management, LLC from March 2013 through May 2018. Previously, Mr. Achterberg served as Chief Financial Officer for more than two years at CITIC Securities International Partners ("CSIP") where he managed the valuations and investor reporting for the Hong Kong private equity advisor. He also was the FINOP for the U.S. broker-dealer which provided comprehensive advisory services relating to M&A and corporate finance for inbound and outbound transactions involving China. Prior to that Mr. Achterberg was a partner for fifteen years at Strome Investment Management. Their principal hedge fund products were funds-of-funds and a global macro multi-manager strategy. As CFO he was a member of the investment, risk, and valuation committees. At Strome he was also the FINOP for an affiliated broker-dealer operating a hedge fund hotel that provided office space, complete fund administration and operational support to other advisers and their clients. Until 1994 he was a CPA and Audit Manager for Coopers & Lybrand working exclusively in the investment industry with advisers and funds. While there he served on the national quality review program for the Investment

Company practice. Mr. Achterberg holds a Bachelor’s degree in Business from California State University, Long Beach. He also holds the Chartered Alternative Investment Analyst Association designation (CAIA).

The Fund’s SAI provides additional information about the portfolio managers’ compensation, other accounts managed by the portfolio managers and the portfolio managers’ ownership of shares of the Fund.

The Adviser receives a monthly fee computed at the annual rate as follows: 0.65% (as a percentage of daily net assets) on assets up to $500 million; 0.50% on assets of $500 million and more but less than $1 billion; 0.40% on assets of $1 billion and more but less than $5 billion; and 0.30% on assets of $5 billion or more. The Adviser has contractually agreed to waive its advisory fees and/or assume expenses otherwise payable by the Fund to the extent necessary to ensure that Total Annual Fund Operating Expenses (excluding taxes, interest, trading costs, acquired fund fees and expenses, distribution fees, and shareholder servicing expenses) do not exceed 0.85% of average daily net assets (the “Expense Limitation Agreement”). The Expense Limitation Agreement will continue indefinitely until revised or terminated by mutual agreement by the Fund and the Adviser, with the consent of the Board. Under the Expense Limitation Agreement, the Adviser may request and receive reimbursement from the Fund for advisory fees waived or other expenses reimbursed by the Adviser pursuant to the Expense Limitation Agreement at a date not to exceed three years from the month in which the corresponding waiver or reimbursement to the Fund was made. However, no reimbursement may be made unless the total annual expense ratio of the class making such reimbursement is no higher than the amount of the expense limitation that was in place at the time the Adviser waived the fees or reimbursed the expenses and does not cause the expense ratio to exceed the current expense limitation.

A discussion regarding the basis for the Board’s approval of the renewal of the Investment Advisory Agreement is available in the Fund’s semi-annual report to shareholders for the period ending September 30, 2023.

Control Persons
A control person is one who beneficially owns, either directly or indirectly, more than 25% of the voting securities of a company or acknowledges the existence of control. A controlling shareholder’s vote could have a more significant effect on matters presented to shareholders for approval than the vote of other Fund shareholders. In addition, a large repurchase of shares held by a controlling shareholder could significantly reduce the asset size of the Fund, which may adversely affect the Fund’s investment flexibility and expense ratio. To the best knowledge of the Fund, as of July 10, 2024, no persons or entity owned beneficially more than 25% of the Fund’s outstanding shares.

FUND EXPENSES

The Adviser is obligated to pay expenses associated with providing the services stated in the Investment Advisory Agreement, including compensation of and office space for its officers and employees connected with investment and economic research, trading and investment management and administration of the Fund. The Adviser is obligated to pay the fees of any Trustee of the Fund who is affiliated with it.

The Fund pays all other expenses incurred in the operation of the Fund including, among other things, (i) expenses for legal and independent accountants’ services, (ii) costs of printing proxies, share certificates, if any, and reports to shareholders, (iii) charges of the custodian, administrator and transfer agent in connection with the Fund’s dividend reinvestment policy, (iv) fees and expenses of independent Trustees, (v) printing costs, (vi) membership fees in trade association, (vii) fidelity bond coverage for the Fund’s officers and Trustees, (viii) errors and omissions insurance for the Fund’s officers and Trustees, (ix) brokerage costs, (x) taxes, (xi) costs associated with the Fund’s quarterly repurchase offers, (xii) distribution fees, (xiii) shareholder servicing fees and (xiv) other extraordinary or non-recurring expenses and other expenses properly payable by the Fund. The expenses incident to the offering and issuance of shares to be issued by the Fund will be recorded as a reduction of capital of the Fund attributable to the shares.

CONFLICTS OF INTEREST

Affiliates of the Adviser may have potential conflicts of interest. For example, affiliates of the Adviser provide services, including valuation services, to real estate investment firms who may issue securities which can be bought or sold by the Fund or other accounts. The Adviser has adopted policies and procedures and has structured its portfolio managers’ compensation in a manner reasonably designed to safeguard the Fund from being negatively affected as a result of any such potential conflicts.

In addition, as a general matter, when a portfolio manager has responsibility for managing more than one account, potential conflicts of interest may arise. For example, it is possible that the various accounts managed could have different investment strategies that, at times, might conflict with one another. Alternatively, to the extent that the same investment opportunities might be desirable for more than one account, possible conflicts could arise in determining how to allocate them. Other potential conflicts might include conflicts created by specific portfolio manager compensation arrangements, and conflicts relating to selection of brokers or dealers to execute portfolio trades and/or specific uses of commissions from portfolio trades (for example, research, or “soft dollars,” if any). The Adviser has adopted policies and procedures and has structured its Portfolio Managers’ compensation in a manner reasonably designed to safeguard the Fund from being negatively affected as a result of any such potential conflicts.

The SAI provides additional information about the portfolio managers' compensation, other accounts managed and ownership of Fund shares.

PERFORMANCE

From time to time, the Fund advertises its performance. Performance information may include total return for specific time periods. Total return is the change in value of an investment over a given period. Total return assumes any dividends and capital gains are reinvested. Performance figures are always based on the Fund’s past performance and do not guarantee future results. The Fund’s total return will vary, depending on market conditions, the investments owned by the Fund, the Fund’s operating expenses and the amount of capital gains or losses during the period. For a more detailed description of how the Fund calculates its performance figures, please see “Performance Information” in the SAI.

CONTINUOUS OFFERING

Shares of the Fund are offered for purchase in a continuous offering at their NAV per share next determined after an order is accepted, without any load or sales charge. The Fund is authorized as a Delaware statutory trust to issue an unlimited number of shares. The Fund may close at any time to new investments and, during such closings, only the reinvestment of dividends by existing shareholders will be permitted. The Fund may re-open or close to new investments at any time at the discretion of the Adviser, subject to approval by the Board.

USE OF PROCEEDS FROM SALES OF SHARES

The net proceeds of the continuous offering of the Fund’s shares will be invested in accordance with the Fund’s investment objective and policies as soon as practicable after receipt. The Fund’s investments in Private Investment Funds will be made within a period not expected to exceed three months, while any investments in Public Investment Funds, publicly traded securities or money market funds will generally be made on the next business day following receipt of proceeds. No arrangements have been made to place such proceeds in escrow, trust or a similar account. The Fund bears the costs associated with its continuous offering of shares. Pending investment of the net proceeds in accordance with the Fund’s investment objective and policies, the Fund expects to invest all or a portion of such proceeds in money market funds or high quality, short-term debt securities, or hold cash. The Fund may be prevented from achieving its investment objective during any time in which the Fund’s assets are not substantially invested in accordance with its principal investment strategies.

DETERMINATION OF NET ASSET VALUE

The NAV of shares of the Fund is determined daily, as of the close of regular trading on the NYSE (normally, 4:00 p.m., Eastern time). The Fund does not calculate the NAV on dates the NYSE is closed for trading, which include New Year’s Day, Martin Luther King Jr. Day, President’s Day, Good Friday, Memorial Day, Juneteenth National Independence Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day. Each share is offered at NAV. During the continuous offering, the price of the shares will increase or decrease on a daily basis according to the NAV of the shares. In computing NAV, portfolio securities of the Fund are valued at their current market values determined on the basis of market quotations. The Fund may use a third party pricing service to assist it in determining the market value of securities in the Fund’s portfolio. The Fund’s NAV is calculated by dividing the value of the Fund’s total assets (the value of the securities the Fund holds plus cash or other assets, including interest accrued but not yet received), less accrued expenses of the Fund and other liabilities, by the total number of shares outstanding.

If market quotations are not readily available (as in the case of Private Investment Funds investing in private real estate), securities are valued at fair value as determined by the Board. The Board has delegated the day to day responsibility for determining these fair values in accordance with the policies it has approved to the Adviser. Fair valuation involves subjective judgments, and it is possible that the fair value determined for a security may differ materially from the value that could be realized upon the sale of the security. Like all investments that are valued at fair value, the Private Investment Funds will be difficult to value. There is no single standard for determining fair value of a security. Likewise, there can be no assurance that the Fund will be able to purchase or sell a portfolio security at the fair value price used to calculate a Fund’s NAV. Rather, in determining the fair value of a security for which there are no readily available market quotations, the Adviser may consider several factors, including: (1) evaluation of all relevant factors, including but not limited to, pricing history, current market level, supply and demand of the respective security; (2) comparison to the values and current pricing of securities that have comparable characteristics; (3) knowledge of historical market information with respect to the security; (4) other factors relevant to the security which may include, but are not limited to, duration, yield, fundamental analytical data, the Treasury yield curve, and credit quality. The Adviser will also consider periodic financial statements (audited and unaudited) or other information provided by the issuer. The SEC recently adopted new Rule 2a-5 under the 1940 Act, which establishes requirements for determining fair value in good faith for purposes of the 1940 Act. The Fund will comply with the new rule’s valuation requirements on or before the SEC’s compliance date in 2022.

Securities representing an interest in a Private Investment Fund will initially be assessed at the value provided by that Private Investment Fund or its institutional manager. To arrive at the fair value of such investments, the Adviser receives monthly or quarterly capital account statements from the Private Investment Funds. Upon receipt of these statements, the Adviser makes a determination that the account statements are based on the fair value of underlying investments. In making such determination, the Adviser reviews and evaluates the valuation policies and procedures of the entity providing the statement. If necessary, the Adviser adjusts the account statements for underlying investments held at fair value or to bring the fair value estimate in phase with the Adviser reporting date. The Adviser will attempt to obtain current information to value all fair valued securities, but it is anticipated that portfolio holdings of the Private Investment Funds will be available on no more than a quarterly basis. The Adviser, in its sole discretion, may opt to rely on its own valuation of an interest in any Private Investment Fund or other entity held in the Fund’s portfolio, if in the discretion of the Adviser, such entity’s valuation does not accurately reflect its fair or current market value for any reason, including because the Fund’s portfolio must be valued more frequently than the Private Investment Funds.

Non-dollar-denominated securities, if any, are valued as of the close of the NYSE at the closing price of such securities in their principal trading market, but may be valued at fair value if subsequent events occurring before the computation of NAV materially have affected the value of the securities. Trading may take place in foreign issues held by the Fund, if any, at times when the Fund is not open for business. As a result, the Fund’s NAV may change at times when it is not possible to purchase or sell shares of the Fund. The prices for foreign securities are reported in local currency and converted to U.S. dollars using currency exchange rates. To the extent necessary, the Adviser will obtain exchange rates from recognized independent pricing agents.

Readily marketable portfolio securities listed on the NYSE are valued, except as indicated below, at the last sale price reflected on the consolidated tape at the close of the NYSE on the business day as of which such value is being determined. If there has been no sale on such day, the securities are valued at the mean of the closing bid and asked prices on such day. If no bid or asked prices are quoted on such day or if market prices may be unreliable because of events occurring after the close of trading, then the security is valued by such method as the Board shall determine in good faith to reflect its fair market value. Readily marketable securities not listed on the NYSE but listed on other domestic or foreign securities exchanges are valued in a like manner. Portfolio securities traded on more than one securities exchange are valued at the last sale price on the business day as of which such value is being determined as reflected on the consolidated tape at the close of the exchange representing the principal market for such securities. Securities trading on the NASDAQ are valued at the NASDAQ official closing price.

Readily marketable securities traded in the over-the-counter market, including listed securities whose primary market is believed by the Adviser to be over-the-counter, are valued at the mean of the current bid and asked prices as reported by the NASDAQ or, in the case of securities not reported by the NASDAQ or a comparable source, as the Board deems appropriate to reflect their fair market value. Where securities are traded on more than one exchange and also over-the-counter, the securities will generally be valued using the quotations the Board believes reflect most closely the value of such securities.

If available, debt securities are priced based upon valuations provided by independent, third-party pricing agents. Such values generally reflect the last reported sales price if the security is actively traded. The third-party pricing agents may also value debt securities at an evaluated bid price by employing methodologies that utilize actual market transactions, broker-supplied valuations, or other methodologies designed to identify the market value for such securities. Such methodologies generally consider such factors as security prices, yields, maturities, call features, ratings and developments relating to specific securities in arriving at valuations. On the first day a new debt security purchase is recorded, if a price is not available on the automated pricing feeds from the Fund’s primary and secondary pricing vendors nor is it available from an independent broker, the security may be valued at its purchase price. Each day thereafter, the debt security will be valued according to the Fund’s fair valuation policies until an independent source can be secured. Debt obligations with remaining maturities of sixty days or less may be valued at their amortized cost, which approximates market value.

The Adviser provides the Board with periodic reports, no less frequently than quarterly, that discuss the functioning of the valuation process, if applicable to that period, and that identify issues and valuation problems that have arisen, if any. To the extent deemed necessary by the Adviser, the Board will review any securities valued by the Adviser in accordance with the Fund’s valuation policies.

DISTRIBUTION OF FUND SHARES

Distributor

Quasar Distributors, LLC (“Quasar”), 3 Canal Plaza, Suite 100, Portland, ME 04101, is the distributor for the shares of the Fund. Shares of the Fund are offered for purchase on a best efforts basis in a continuous offering at their NAV per share next determined after an order is accepted, without any load or sales charge. Quasar is not obligated to sell any specific amount of shares of the Fund. Any purchase order may be rejected by Quasar or the Fund. Quasar or the Fund also may suspend or terminate its offering of shares at any time. The Fund is not listed on any national securities exchange, and Quasar will not act as a market maker in shares of the Fund.

Pursuant to the Distribution Agreement between the Fund, the Adviser and the Distributor (the “Distribution Agreement”), the Fund has agreed, subject to certain conditions and limitations, to indemnify the Distributor and each of its managers, officers, employees, representatives and control persons against certain claims, demands, losses, expenses and liabilities arising out of or based upon certain untrue or alleged untrue statements of material fact, or omissions or alleged omissions of material fact, in certain materials relating to the Fund; arising out of a breach of the Fund’s representations and warranties in the Distribution Agreement; or based upon the Fund’s refusal or failure to comply with the terms of such Distribution Agreement or applicable law.

Distribution Plan

The Fund, with respect to its Class L shares, is authorized under a “Distribution Plan” to pay to the Distributor or any other eligible institution or party, at the direction of the Distributor or the Funds' Adviser a Distribution Fee for certain activities relating to the distribution of shares to investors and maintenance of shareholder accounts. These activities include marketing and other activities to support the distribution of the Class L shares. The Plan operates in a manner consistent with Rule 12b-1 under the 1940 Act, which regulates the manner in which an open-end investment company may directly or indirectly bear the expenses of distributing its shares. Although the Fund is not an open-end investment company, it has undertaken to comply with the terms of Rule 12b-1 as a condition of an exemptive order under the 1940 Act which permits it to have asset based distribution fees. Under a Distribution Plan, the Fund may pay the Distributor or any other eligible institution or party, at the direction of the Distributor or the Funds' Adviser a Distribution Fee at an annual rate of 0.25% of average daily net assets attributable to Class L shares. This Distribution Fee can be used to pay commissions and broker fees. Because the Distribution Fee is paid out of Class L’s assets on an ongoing basis, the Distribution Fee will increase the cost of your investment over time and may cost you more than paying other types of sales charges.

SHAREHOLDER SERVICING EXPENSES

Class L shares of the Fund are subject to fees pursuant to a “Shareholder Services Plan” adopted by the Board. These fees, which are in addition to Rule 12b-1 fees as described above with respect to the Class L Shares, may be paid by the Fund to broker-dealers or other financial intermediaries who provide administrative support services to beneficial shareholders on behalf of the Fund. Under the Shareholder Services Plan, the Fund may incur expenses on an annual basis equal up to a maximum of 0.25% of its average net assets attributable to Class L shares. However, some intermediaries charge less than 0.25%. For the current fiscal year, the shareholder servicing fee for Class L shares is expected to be 0.15%. Because these fees are paid out of the Fund’s assets on an ongoing basis, these fees will increase the cost of your investment in a share class over time and may cost you more than paying other types of fees.

REVENUE SHARING

The Adviser makes payments for marketing, promotional or related services provided by broker-dealers and other financial intermediaries that sell shares of the Fund or which include the Fund as an investment option for their respective customers. These payments are often referred to as “revenue sharing payments,” and are paid from the Adviser’s own legitimate profits and other of its own resources (not from the Fund’s) and are in addition to any Rule 12b-1 payments or shareholder servicing fees that are paid to broker-dealers and other financial intermediaries.

INVESTOR SUITABILITY

An investment in the Fund involves substantial risks and may not be suitable for all investors. You may lose money on your entire investment in the Fund. An investment in the Fund is suitable only for sophisticated, long-term investors who can bear the risks associated with the limited liquidity of the Fund’s shares and should be viewed as a long-term investment. Before making an investment decision, prospective investors and their financial advisers should (i) consider the suitability of an investment in the Fund with respect to the investor’s investment objective and personal situation, and (ii) consider factors such as personal net worth, income, age, risk tolerance and liquidity needs. The Fund should be considered an illiquid investment. Investors will not be able to redeem shares of the Fund on a daily basis because the Fund is a closed-end interval fund. The Fund’s shares are not traded on an active market and there is currently no secondary market for the Fund’s shares, nor does the Fund expect a secondary market for its shares to exist in the future.

PURCHASING FUND SHARES

How to Purchase Fund Shares

Financial institutions and intermediaries on behalf of their clients may purchase shares of the Fund by placing orders with U.S. Bank Global Fund Services, the Fund’s transfer agent (or its authorized agent). Institutions and intermediaries that use certain proprietary systems of the Adviser may place orders electronically through those systems. Cash investments must be transmitted or delivered in federal funds to the Fund’s wire agent by the close of business on the day after the order is placed. The Fund reserves the right to refuse any purchase requests, particularly those that would not be in the best interests of the Fund or its shareholders and could adversely affect the Fund or its operations. The Fund generally does not accept investments from non-U.S. investors and reserves the right to decline such investments.

Certain other intermediaries, including certain broker-dealers and shareholder organizations, have been designated as agents authorized to accept purchase, repurchase and exchange orders for Fund shares. Further, such agents are authorized to designate other intermediaries to receive purchase, repurchase and exchange orders on their behalf. Financial intermediaries may charge fees for the services they provide in connection with processing an investor’s transaction order or maintaining an investor’s account with them. Investors should check with their financial intermediary to determine if they are subject to these arrangements. These intermediaries are required by contract and applicable law to ensure that orders to purchase Fund shares are executed at the NAV per share next determined after the intermediary receives the request in good form, and that repurchases are effected at a price equal to the NAV per share on the applicable repurchase pricing date, as discussed further below under “PERIODIC OFFERS TO REPURCHASE SHARES”. These authorized intermediaries are responsible for transmitting requests and delivering funds on a timely basis. In accordance with the USA PATRIOT Act of 2001, please note that the financial institution or intermediary will verify certain information on your account as part of the Fund’s Anti-Money Laundering Program. As requested by your financial intermediary, you should supply your full name, date of birth, social security number and permanent street address. Mailing addresses containing a P.O. Box will not be accepted. You also may be asked for a copy of your driver’s license, passport or other identifying document in order to verify your identity. In addition, it may be necessary to verify your identity by cross-referencing your identification information with a consumer report or other electronic database. Additional information may be required to open accounts for corporations and other entities. Federal law prohibits the Fund and other financial institutions from opening a new account unless they receive the minimum identifying information listed above. After an account is opened, the Fund may restrict your ability to purchase additional shares until your identity is verified. The Fund may close your account or take other appropriate action if they are unable to verify your identity within a reasonable time. If your account is closed for this reason, your shares will be redeemed at the NAV next calculated after the account is closed.

Purchases by Mail

To make an initial purchase by mail, complete an account application and mail the application, together with a check made payable to USQ Core Real Estate Fund to:

USQ Core Real Estate Fund
c/o U.S. Bank Global Fund Services
P.O. Box 701
Milwaukee, WI 53201-0701

All checks must be in U.S. dollars drawn on a domestic bank. The Fund will not accept payment in cash or money orders. The Fund does not accept postdated checks or any conditional order or payment. To prevent check fraud, the Fund will not accept third party checks, Treasury checks, credit card checks, traveler’s checks or starter checks for the purchase of shares.

The transfer agent will charge a $25.00 fee against an investor’s account, in addition to any loss sustained by the Fund, for any payment that is returned. It is the policy of the Fund not to accept applications under certain circumstances or in amounts considered disadvantageous to shareholders. The Fund reserves the right to reject any application.

Minimum Purchases

The minimum initial investment in the Fund’s Class L Shares is $2,500, with a minimum subsequent investment of $100. Such minimum investment values will be subject to waiver in the Adviser’s sole discretion. If you purchase shares through an intermediary, different minimum account requirements may apply. The Fund or Adviser reserves the right to waive the investment minimums under certain circumstances.

Automatic Investment Plan — Subsequent Investments

You may participate in the Fund’s Automatic Investment Plan, an investment plan that automatically moves money from your bank account and invests it in the Fund through the use of electronic funds transfers or automatic bank drafts. You may elect to make subsequent investments by transfers of a minimum of $100 on specified days of each month into your established Fund account. Please contact the Fund’s transfer agent at (833) 877-3863 for more information about the Fund’s Automatic Investment Plan.

Purchase Terms for Class L Shares

The minimum initial purchase by an investor is $2,500 for all accounts. The Fund’s shares are offered for sale through its Distributor at net asset value plus the applicable sales load. The price of the shares during the Fund’s continuous offering will fluctuate over time with the net asset value of the shares. Investors in Class L shares of the Fund will pay a sales load based on the amount of their investment in the Fund. The Class L sales load payable by each investor depends upon the amount invested by such investor in the Fund, but may range from 1.25% to 4.25%, as set forth in the table below. A reallowance will be made by the Fund's transfer agent or Distributor from the sales load paid by each investor. There are no sales loads on reinvested distributions. The Fund reserves the right to waive sales loads. The following sales loads apply to your purchases of Class L shares of the Fund:

Amount Invested	Sales Load as a % of Offering Price	Sales Load as a % of Amount Invested[1]	Dealer Reallowance
Under $250,000	4.25%	4.44%	3.50%
$250,000 to $499,999	3.25%	3.36%	2.50%
$500,000 to $999,999	2.00%	2.04%	1.50%
$1,000,000 and above	1.25%	1.27%	1.00%
1Offering price includes the front-end sales load. The sales load you pay may differ slightly from the amount set forth above because of rounding that occurs in the calculations.

You may be able to buy shares without a sales load (i.e., “load-waived”) when you are:
•reinvesting dividends or distributions
•participating in an investment advisory or agency commission program under which you pay a fee to an investment adviser or other firm for portfolio management or brokerage services;
•exchanging an investment in Class L (or equivalent type) shares of another fund for an investment in the Fund;

•a current or former Trustee of the Fund;
•an employee (including the employee’s spouse, domestic partner, children, grandchildren, parents, grandparents, siblings, and any dependent of the employee, as defined in section 152 of the Code) of the Fund’s Adviser or its affiliates or of a broker-dealer authorized to sell shares of the Fund;
•purchasing shares through the Fund’s Adviser; or
•purchasing shares through a financial services firm (such as a broker-dealer, investment adviser or financial institution) that has a special arrangement with the Fund.

In addition, concurrent purchases by related accounts may be combined to determine the application of the sales load. The Fund will combine purchases made by an investor, the investor’s spouse or domestic partner, and dependent children when it calculates the sales load.

It is the investor’s responsibility to determine whether a reduced sales load would apply. The Fund is not responsible for making such determination. To receive a reduced sales load, notification must be provided at the time of the purchase order. If you purchase shares directly from the Fund, you must notify the Fund in writing. Otherwise, notice should be provided to the Financial Intermediary through whom the purchase is made so they can notify the Fund.

Right of Accumulation

For the purposes of determining the applicable reduced sales load, the right of accumulation allows you to include prior purchases of shares of the Fund as part of your current investment as well as reinvested dividends. To qualify for this option, you must be either:
•an individual;
•an individual and spouse purchasing shares for your own account or trust or custodial accounts for your minor children; or
•a fiduciary purchasing for any one trust, estate or fiduciary account, including employee benefit plans created under Sections 401, 403 or 457 of the Code, including related plans of the same employer.

If you plan to rely on this right of accumulation, you must notify the Fund’s transfer agent at the time of your purchase. You will need to give the transfer agent your account numbers. Existing holdings of family members or other related accounts of a shareholder may be combined for purposes of determining eligibility. If applicable, you will need to provide the account numbers of your spouse and your minor children as well as the ages of your minor children.

Letter of Intent

The letter of intent allows you to count all investments within a 13-month period in shares of the Fund as if you were making them all at once for the purposes of calculating the applicable reduced sales load. The minimum initial investment under a letter of intent is 5% of the total letter of intent amount. The letter of intent does not preclude the Fund from discontinuing sales of its shares. You may include a purchase not originally made pursuant to a letter of intent under a letter of intent entered into within 90 days of the original purchase. To determine the applicable sales load reduction, you also may include (1) the cost of shares of the Fund which were previously purchased at a price including a front end sales load during the 90-day period prior to the transfer agent receiving the letter of intent, and (2) the historical cost of shares of other funds you currently own acquired in exchange for shares the Fund purchased during that period at a price including a front-end sales load. You may combine purchases and exchanges by family members (limited to spouse and children, under the age of 21, living in the same household). You should retain any records necessary to substantiate historical costs because the Fund, the transfer agent and any financial intermediaries may not maintain this information. Shares acquired through reinvestment of dividends are not aggregated to achieve the stated investment goal.

PERIODIC OFFERS TO REPURCHASE SHARES

The Fund is not aware of any currently existing secondary market for Fund shares and does not anticipate that a secondary market will develop for shares. A secondary market is a market, exchange facility, or system for quoting bid and asking prices where securities such as the shares can be readily bought and sold among holders of the securities after they are initially distributed. Without a secondary market, shares are not liquid, which means that they are not readily marketable.

The Fund, however, has taken action to provide a measure of liquidity to shareholders. The Fund has adopted share repurchase policies as fundamental policies. This means the policies may not be changed without the vote of the holders of a majority of the Fund’s outstanding voting securities. These policies provide that the Fund will make Repurchase Offers, which are quarterly offers by the Fund to repurchase a designated percentage of the outstanding shares owned by the Fund’s shareholders. The Fund is therefore designed primarily for long-term investors.

The Fund will suspend or delay a Repurchase Offer only if certain regulatory requirements (described in the notice of the Repurchase Offer) are met. See “PERIODIC OFFERS TO REPURCHASE SHARES—Suspension or Postponement of Repurchase Offer.” Once every two years the Board may determine in its sole discretion to have one additional Repurchase Offer in addition to the regular quarterly Repurchase Offers.

Repurchase Dates

Once each quarter, the Fund will offer to repurchase at net asset value no less than 5% of the outstanding shares of the Fund, unless such offer is suspended or postponed in accordance with regulatory requirements (as discussed below). Shares will be repurchased at the NAV per share determined as of the close of regular trading on the NYSE no later than the 14th day after the Repurchase Request Deadline (defined below), or the next business day, if the 14th day is not a business day. The Board may establish other policies for repurchases of shares that are consistent with the 1940 Act, and other pertinent laws.

Repurchase Request Deadline

The “Repurchase Request Deadline” is the date by which shareholders wishing to tender shares for repurchase must respond to the Repurchase Offer. When a Repurchase Offer commences, the Fund sends, at least 21 days before the Repurchase Request Deadline, written notice to each shareholder setting forth, among other things:

•Detailed instructions for how to tender shares.
•The percentage of outstanding shares that the Fund is offering to repurchase (the “Repurchase Amount”) and the procedures for how the Fund will purchase shares on a pro rata basis if the offer is oversubscribed.
•The date on which a shareholder’s repurchase request is due (i.e., the Repurchase Request Deadline).
•The date that will be used to determine the Fund’s NAV applicable to the repurchase offer (the “Repurchase Pricing Date”).
•The date by which the Fund will pay to shareholders the proceeds from their shares accepted for repurchase (the “Repurchase Payment Deadline”).
•A statement that the NAV may fluctuate between the Repurchase Request Deadline and the Repurchase Pricing Date, if such dates do not coincide, and the possibility that the Fund may use an earlier Repurchase Pricing Date than the latest possible Repurchase Pricing Date under certain circumstances.
•The procedures by which shareholders may tender their shares and the right of shareholders to withdraw or modify their tenders before the Repurchase Request Deadline.

•The circumstances in which the Fund may suspend or postpone the Repurchase Offer.

This notice may be included in a shareholder report or other Fund document. The Repurchase Request Deadline will be strictly observed. If a shareholder fails to submit a repurchase request in good order by the Repurchase Request Deadline, the shareholder will be unable to liquidate shares until a subsequent repurchase offer, and will have to resubmit a request in the next repurchase offer. Shareholders may withdraw or change a repurchase request with a proper instruction submitted in good form at any point before the Repurchase Request Deadline.

Repurchase Amounts

The Board, in its sole discretion, will determine the Repurchase Offer Amount for a given Repurchase Request Deadline. It is expected that each Repurchase Offer Amount will be approximately 5–10% of the Fund’s outstanding shares, subject to applicable law and to approval of the Board. In all cases each Repurchase Offer Amount will be at least 5% and not more than 25% of the Fund’s outstanding shares, as required by Rule 23c-3 under the 1940 Act.

If shareholders tender more than the Repurchase Offer Amount for a given Repurchase Offer, the Fund may repurchase, at the sole discretion of the Board, an additional amount of shares not exceeding 2% of the Fund shares outstanding on the Repurchase Request Deadline. If Fund shareholders tender more shares than the Fund decides to repurchase, whether the Repurchase Offer Amount or the Repurchase Offer Amount plus the 2% additional shares, the Fund will repurchase the shares on a pro rata basis, rounded down to the nearest full share. The Fund may, however, accept all Fund shares tendered by shareholders who own less than one hundred shares and who tender all their shares, before accepting on a pro rata basis shares tendered by other shareholders. In addition, if a repurchase offer is oversubscribed, the Fund may offer to repurchase additional shares in an amount determined that are tendered by an estate (an "Estate Offer"). Depending upon the liquidity available in the Fund, the Fund may, in its discretion, limit the number of additional shares repurchased in this manner to no more than 0.10% of its outstanding shares. As a result, there can be no assurance that the Fund will be able to repurchase all of the shares tendered in an Estate Offer. Any person who wishes to request that the Fund repurchase their shares pursuant to the Estate Offer should instruct their authorized intermediary or investment adviser or, if they hold their shares directly through the Fund’s transfer agent, the transfer agent, to indicate to the Fund that they are eligible for such treatment. If the Fund repurchases any shares pursuant to an Estate Offer, this will not affect the number of shares that it repurchases from other shareholders in the quarterly repurchase offers.

Repurchase Price

The date on which the repurchase price for shares is determined will be no later than the 14th day after the Repurchase Request Deadline (or the next business day, if the 14th day is not a business day). The Fund will distribute payment to shareholders no later than seven (7) calendar days after such date. The Fund’s NAV per share may change materially between the date a repurchase offer is mailed and the Repurchase Request Deadline, and it may also change materially between the Repurchase Request Deadline and repurchase pricing date. The method by which the Fund calculates NAV is discussed above under “DETERMINATION OF NET ASSET VALUE.” During the period an offer to repurchase is open, shareholders may obtain the current NAV by calling the Fund’s transfer agent at (833) 877-3863.

Suspension or Postponement of Repurchase Offer

The Fund will not suspend or postpone a Repurchase Offer except if a majority of the Board, including a majority of the Board members who are not “interested persons” of the Fund, as defined in the 1940 Act (Independent Trustees), vote to do so, and only (a) if the Repurchase Offer would cause the Fund to lose its status as a regulated investment company under Subchapter M of the Code; (b) for any period during which the New York Stock Exchange or any market in which the securities owned by the Fund are principally traded is closed, other than customary weekend and holiday closings, or during which trading in such market is restricted; (c) for any period during which any emergency exists as a result of which disposal by the Fund of securities owned by it is not reasonably practicable, or during which it is not reasonably practicable for the Fund to fairly determine its NAV; or (d) for such other periods as the SEC may by order permit for the protection of shareholders of the Fund. The Fund will send to its shareholders notice of any suspension or postponement and notice of any renewed Repurchase Offer after a suspension or postponement.

Special Considerations of Repurchases

Because there likely will not be a secondary market for shares, quarterly and any additional discretionary Repurchase Offers will provide the only source of liquidity for shareholders. If a secondary market were to develop for shares, however, the market price per share of the shares could, at times, vary from the NAV per share. A number of factors could cause these differences, including relative demand and supply of shares and the performance of the Fund. Repurchase Offers for shares at NAV would be expected to reduce any spread or gap that might develop between NAV and market price. However, there is no guarantee that these actions would cause shares to trade at a market price that equals or approximates NAV per share.

Although the Board believes that Repurchase Offers will generally benefit shareholders, the Fund’s repurchase of shares will decrease the Fund’s total assets. The Fund’s expense ratio also may increase as a result of Repurchase Offers (assuming the repurchases are not offset by the issuance of additional shares). Such Repurchase Offers also may result in less investment flexibility for the Fund depending on the number of shares repurchased and the success of the Fund’s continuous offering of shares. In addition, when the Fund borrows money for the purpose of financing the repurchase of shares in a Repurchase Offer, interest on the borrowings will reduce the Fund’s net investment income. It is the Board’s announced policy (which the Board may change) not to repurchase shares in a Repurchase Offer over the minimum amount required by the Fund’s fundamental policies regarding Repurchase Offers if the Board determines that the repurchase is not in the Fund’s best interest. Also, the size of any particular Repurchase Offer may be limited (above the minimum amount required for the Fund’s fundamental policies) for the reasons discussed above or as a result of liquidity concerns.

To complete a Repurchase Offer for the repurchase of shares, the Fund may be required to sell portfolio securities. This may cause the Fund to realize gains or losses at a time when the Adviser would otherwise not do so.

The Board will consider other means of providing liquidity for shareholders if Repurchase Offers are ineffective in enabling the Fund to repurchase the amount of shares tendered by shareholders. These actions may include an evaluation of any secondary market that may exist for shares, and a determination of whether that market provides liquidity for shareholders. If the Board determines that a secondary market (if any) has failed to provide liquidity for shareholders, the Board may consider other available options to provide liquidity. One possibility that the Board may consider is listing the shares on a major domestic stock exchange or arranging for the quotation of shares on an over-the-counter market. Alternatively, the Fund might repurchase shares periodically in open market or private transactions, provided the Fund can do so on favorable investment terms. The Board will cause the Fund to take action the Board deems necessary or appropriate to provide liquidity for the shareholders in light of the specific facts and circumstances.

The Fund’s repurchase of tendered shares is a taxable event to shareholders. The Fund will pay all costs and expenses associated with the making of any Repurchase Offer. An early withdrawal charge will be imposed on certain shares that have been accepted for repurchase pursuant to a Repurchase Offer, subject to certain waivers. In accordance with applicable rules of the SEC in effect at the time of the offer, the Fund also may make other offers to repurchase shares that it has issued.

Selling Shares in Writing

Written instructions with respect to your tender of shares in a Repurchase Offer must be completed in the manner described, and on the appropriate forms included, in the notification to shareholders of the Repurchase Offer.

Sometimes, to protect you and the Fund we will need written instructions signed by all registered owners, with a signature guarantee for each owner, if:

•you are selling more than $100,000 worth of shares;
•you want your proceeds paid to someone who is not a registered owner; or
•you want to send your proceeds somewhere other than the address of record, or preauthorized bank or brokerage firm account.

We also may require a signature guarantee when: we receive instructions from an agent, not the registered owners; you want to send your proceeds to a bank account that was added or changed on your account without a signature guarantee within the last 15 days; you want to send proceeds to your address that was changed without a signature guarantee within the last 15 days; or we believe it would protect the Fund against potential claims based on the instructions received. A signature guarantee helps protect your account against fraud. You can obtain a signature guarantee at most banks and securities dealers. A notary public CANNOT provide a signature guarantee.

Selling Recently Purchased Shares

If you sell shares recently purchased, we may delay sending you the proceeds until your check, draft or wire/electronic funds transfer has cleared, which may take seven business days.

Repurchase Proceeds

The Fund generally pays sale (redemption) proceeds in cash. Your repurchase amount will be sent within seven days after the Repurchase Pricing Date described above assuming we receive your request in proper form by the Repurchase Request Deadline.

INVOLUNTARY REPURCHASES

The Fund may, at any time, repurchase at net asset value shares held by a shareholder, or any person acquiring shares from or through a shareholder, in accordance with the Fund’s Agreement and Declaration of Trust, as amended from time to time, Section 23 of the 1940 Act, and any applicable rules thereunder.

MARKET TIMING POLICY

Excessive or short-term purchases and redemptions of Fund shares have the potential to harm the Fund and its long-term shareholders. Such frequent purchases and redemptions of Fund shares may lead to, among other things, dilution in the value of Fund shares held by long-term shareholders, interference with the efficient management of the Fund’s portfolio and increased brokerage and administrative costs.

The Fund is not designed to serve as a vehicle for frequent purchases and redemptions of Fund shares in response to short-term fluctuations in the securities markets. The advantages of market timing generally accrue from purchasing into and redeeming out of a fund in a short time period. Open-end funds, which issue shares that may be purchased and redeemed each business day, allow for the timing of such trading to a much greater extent than closed-end interval funds such as the Fund, whose shares are not redeemable and may be repurchased only in limited circumstances. Consequently, the Fund is less likely to encounter market timing for its shares than an open-end fund would be. The ability of shareholders of the Fund to engage in market timing with respect to shares of the Fund is very limited because shareholders may have their shares repurchased by the Fund only on the four days a year that are the dates of the quarterly Repurchase Request Deadlines and pricing for the repurchases may occur several days after the request deadline. These dates are selected by the Fund’s Board, which further prevents the shareholders from timing when they have their shares repurchased.

Notwithstanding the foregoing, the Fund’s Board has adopted policies and procedures that are designed to deter such excessive or short-term purchases and redemptions of Fund shares. The Fund reserves the right to take appropriate action as it deems necessary to combat excessive or short-term purchases and redemptions of Fund shares, including, but not limited to, refusing to accept purchase orders. The Fund also works with intermediaries that sell or facilitate the sale of Fund shares to identify abusive trading practices in omnibus accounts. Under no circumstances will the Fund, the Adviser or the Distributor enter into any agreements with any investor to encourage, accommodate or facilitate excessive or short-term purchases or redemptions of the Fund. The Adviser maintains processes to monitor and identify abusive or excessive short-term purchase and redemption activity in the Fund.

DIVIDENDS, DISTRIBUTIONS AND TAXES

DISTRIBUTIONS

Dividends and Distributions. The Fund has elected and intends to qualify each year as a regulated investment company under Subchapter M the Code. As a regulated investment company, the Fund generally pays no federal income tax on the income and gains it distributes to you. The Fund expects to declare and distribute all of its net investment income, if any, to shareholders as dividends on a quarterly basis. The Fund distributes net realized capital gains, if any, at least annually, usually in December. The Fund may distribute such income dividends and capital gains more frequently, if necessary, in order to reduce or eliminate federal excise or income taxes on the Fund. Distributions declared to shareholders with a record date in December – if paid to you by the end of January – are taxable for federal income tax purposes as if received in December. The amount of any distribution varies, and there is no guarantee the Fund will pay either an income dividend or a capital gains distribution. We automatically reinvest all dividends and any capital gains, unless you direct us to do otherwise.

The dividend distribution described above may result in the payment of approximately the same amount or percentage to the Fund’s shareholders each quarter. Section 19(a) of the 1940 Act and Rule 19a-1 thereunder require the Fund to provide a written statement accompanying any such payment that adequately discloses its source or sources. Thus, if the source of the dividend or other distribution were the original capital contribution of the shareholder, and the payment amounted to a return of capital, the Fund would be required to provide written disclosure to that effect. Shareholders should not confuse a return of capital distribution with “dividend yield,” “profit” or “total return.”

The Board reserves the right to change the quarterly distribution policy from time to time.

Dividend Reinvestment Policy. The Fund operates under a dividend reinvestment policy administered by U.S. Bank Global Fund Services (the “Agent”). Pursuant to that policy, the Fund’s income dividends or capital gains or other distributions (each, a “Distribution” and collectively, “Distributions”), net of any applicable U.S. withholding tax, will be reinvested in the same class of shares of the Fund.

Shareholders automatically participate in the dividend reinvestment policy, unless and until an election is made to withdraw from the policy on behalf of such participating shareholder. Shareholders who do not wish to have Distributions automatically reinvested should so notify the Agent in writing at USQ Funds c/o U.S. Bank Global Fund Services, P.O. Box 701, Milwaukee, Wisconsin 53201-0701. Such written notice must be received by the Agent 30 days prior to the record date of the Distribution or the shareholder will receive such Distribution in shares through the dividend reinvestment policy.

Under the dividend reinvestment policy, the Fund’s Distributions to shareholders are reinvested in full and fractional shares as described below.

When the Fund declares a Distribution, the Agent, on the shareholder’s behalf, receives additional authorized shares from the Fund. Such shares are either newly issued or repurchased from shareholders by the Fund and held as treasury stock. The number of shares to be received when Distributions are reinvested is determined by dividing the amount of the Distribution by the Fund’s NAV per share.

The Agent maintains all shareholder accounts and furnishes written confirmations of all transactions in the accounts, including information needed by shareholders for personal and tax records. The Agent holds shares in the account of the shareholders in non-certificated form in the name of the participant, and each shareholder’s proxy, if any, will include those shares purchased pursuant to the dividend reinvestment policy. Each participant, nevertheless, has the right to request certificates for whole and fractional shares owned. The Fund will issue certificates in its sole discretion.

In the case of shareholders, such as banks, brokers or nominees, that hold shares for others who are beneficial owners participating under the dividend reinvestment policy, the Agent administers the dividend reinvestment policy on the basis of the number of shares certified from time to time by the record shareholder as representing the total amount of shares registered in the shareholder’s name and held for the account of beneficial owners participating under the dividend reinvestment policy.

Neither the Agent nor the Fund shall have any responsibility or liability beyond the exercise of ordinary care for any action taken or omitted pursuant to the dividend reinvestment policy, nor shall they have any duties, responsibilities or liabilities except such as expressly set forth herein. Neither shall they be liable hereunder for any act done in good faith or for any good faith omissions to act, including, without limitation, failure to terminate a participant’s account prior to receipt of written notice of his or her death or with respect to prices at which shares are purchased or sold for the participants account and the terms on which such purchases and sales are made, subject to applicable provisions of the federal securities laws.

The automatic reinvestment of Distributions does not relieve participants of any federal, state or local income tax that may be payable (or required to be withheld) on such Distributions. See “TAX CONSIDERATIONS” below.

The Fund reserves the right to amend or terminate the dividend reinvestment policy. There is no direct service charge to participants with regard to purchases under the dividend reinvestment policy; however, the Fund reserves the right to amend the dividend reinvestment policy to include a service charge payable by the participants.

All correspondence concerning the dividend reinvestment policy should be directed to the Agent at USQ Funds c/o U.S. Bank Global Fund Services, P.O. Box 701, Milwaukee, Wisconsin 53201-0701. Certain transactions can be performed by calling the toll free number (833) 877-3863.

Annual Statements. Each year, you will receive an annual statement (Form 1099) of your account activity to assist you in completing your federal, state and local tax returns. The Fund makes every effort to search for reclassified income to reduce the number of corrected forms mailed to you. However, when necessary, you will receive a corrected Form 1099 to reflect reclassified information.

Avoid “Buying a Dividend.” At the time you purchase your Fund shares, the Fund’s NAV may reflect undistributed income, undistributed capital gains, or net unrealized appreciation in the value of portfolio securities held by the Fund. For taxable investors, a subsequent distribution to you of such amounts, although constituting a return of your investment, would be taxable. Buying shares in the Fund just before it declares an income dividend or capital gains distribution is sometimes known as “buying a dividend.”

TAX CONSIDERATIONS

Fund Distributions. The Fund expects, based on its investment objective and strategies, that all or a portion of its distributions may consist solely of a return of capital and not return of net profit. Shareholders should not confuse a return of capital distribution with “dividend yield,” “profit” or “total return.” Distributions may also consist of ordinary income, capital gains, or some combination of both. This is true whether you reinvest your distributions in additional Fund shares or receive them in cash.

For federal income tax purposes, Fund distributions of short-term capital gains are taxable to you as ordinary income. Fund distributions of long-term capital gains are taxable to you as long-term capital gains no matter how long you have owned your shares.

The Fund may derive “excess inclusion income” from certain equity interests in mortgage pooling vehicles either directly or through an investment in a U.S. REIT. Please see the SAI for a discussion of the risks and special tax consequences to shareholders in the event the Fund realizes excess inclusion income in excess of certain threshold amounts.

Under 2017 legislation commonly known as the Tax Cuts and Jobs Act (“TCJA”), “qualified REIT dividends” (i.e., ordinary REIT dividends other than capital gain dividends and portions of REIT dividends designated as qualified dividend income) are treated as eligible for a 20% deduction by noncorporate taxpayers. The Fund may choose to report the special character of “qualified REIT dividends” to a shareholder, provided both the Fund and a shareholder meet certain holding period requirements with respect to their shares.

Repurchase of Fund Shares. Under the Code, a repurchase of shares by the Fund pursuant to a Repurchase Offer will be treated as a sale or exchange of the shares if the repurchase (a) results in a complete termination of the shareholder’s interest in the Fund, (b) is “substantially disproportionate” with respect to the shareholder (generally meaning that after the repurchase the shareholder’s percentage interest in the Fund is less than 80% of his or her percentage interest prior to the repurchase), or (c) is “not essentially equivalent to a dividend.” If any of the three tests is met, a repurchase of shares will result in a taxable gain or loss equal to the difference between the amount realized and the shareholder’s basis in the shares repurchased. Such gain or loss will be treated as capital gain or loss if the shares are capital assets in the shareholder’s hands, and will be long-term capital gain or loss if the shares are held for more than one year and short-term capital gain or loss if the shares are held for one year or less. If none of the three tests described above is met with respect to a repurchase, then amounts received by a shareholder will be taxable as a dividend, return of capital and/or capital gain, depending on the fund’s earnings and profits and the shareholder’s basis in the tendered shares. Under such circumstances, it is also possible that non-tendering shareholders may be considered to have received a deemed distribution as a result of the fund’s purchase of tendered shares, and all or a portion of that deemed distribution may be taxable as a dividend.

Medicare Tax. A 3.8% Medicare tax is imposed on certain net investment income (including ordinary dividends and capital gain distributions received from the Fund and net gains from repurchases or other taxable dispositions of Fund Shares) of U.S. individuals, estates and trusts to the extent that such person’s “modified adjusted gross income” (in the case of an individual) or “adjusted gross income” (in the case of an estate or trust) exceeds a threshold amount. This Medicare tax, if applicable, is reported by you on, and paid with, your federal income tax return.

Cost Basis. The Fund is required to report to you and the IRS annually on Form 1099-B not only the gross proceeds of Fund Shares you redeem, but also the cost basis of Shares where the cost basis of the Shares is known by the Fund. Cost basis will be calculated using the Fund’s default method, unless you instruct the Fund to use a different calculation method. Shareholders should carefully review the cost basis information provided by the Fund and make any additional basis, holding period or other adjustments that are required when reporting these amounts on their federal income tax returns. If your account is held by your investment representative (financial advisor or other broker), please contact that representative with respect to reporting of cost basis and available elections for your account. Tax-advantaged retirement accounts will not be affected.

Backup Withholding. By law, if you do not provide the Fund with your proper taxpayer identification number and certain required certifications, you may be subject to backup withholding on any distributions of income, capital gains, or proceeds from the sale of your shares. The Fund also must withhold if the IRS instructs it to do so. When withholding is required, the amount will be 24% of any distributions or proceeds paid.

State and Local Taxes. Fund distributions and gains from the sale or exchange of your Fund shares generally are subject to state and local taxes.

Non-U.S. Investors. Non-U.S. investors may be subject to U.S. withholding tax at a 30% or lower treaty rate and U.S. estate tax and are subject to special U.S. tax certification requirements to avoid backup withholding and claim any treaty benefits. Exemptions from U.S. withholding tax are provided for certain capital gain dividends paid by the Fund from net long-term capital gains, if any, interest-related dividends paid by the Fund from its qualified net interest income from U.S. sources and short-term capital gain dividends, if such amounts are reported by the Fund. However, notwithstanding such exemptions from U.S. withholding at the source, any such dividends and distributions of income and capital gains will be subject to backup withholding at a rate of 24% if you fail to properly certify that you are not a U.S. person.

Other Reporting and Withholding Requirements. Under the Foreign Account Tax Compliance Act (“FATCA”), the Fund will be required to withhold a 30% tax on income dividends made by the Fund to certain foreign entities, referred to as foreign financial institutions or nonfinancial foreign entities, that fail to comply (or be deemed compliant) with extensive reporting and withholding requirements designed to inform the U.S. Department of the Treasury of U.S.-owned foreign investment accounts: After December 31, 2018, FATCA withholding also would have applied to certain capital gain distributions, return of capital distributions and the proceeds arising from the sale of Fund Shares ; however, based on proposed regulations issued by the IRS, which can be relied upon currently, such withholding is no longer required unless final regulations provide otherwise (which is not expected). The Fund may disclose the information that it receives from its shareholders to the IRS, non-U.S. taxing authorities or other parties as necessary to comply with FATCA or similar laws. Withholding also may be required if a foreign entity that is a shareholder of the Fund fails to provide the Fund with appropriate certifications or other documentation concerning its status under FATCA.

This discussion of “DIVIDENDS, DISTRIBUTIONS AND TAXES” is not intended or written to be used as tax advice. Because everyone’s tax situation is unique, you should consult your tax professional about federal, state, local or foreign tax consequences before making an investment in the Fund.

CAPITAL STRUCTURE

The Fund is an unincorporated statutory trust established under the laws of the State of Delaware upon the filing of a Certificate of Trust with the Secretary of State of Delaware on December 2, 2016. The Fund’s Declaration of Trust (the “Declaration of Trust”) provides that the Trustees of the Fund may authorize separate classes of shares of beneficial interest. The Trustees have authorized an unlimited number of shares. The Fund does not intend to hold annual meetings of its shareholders.

Set forth below is a chart describing shares outstanding as of June 30, 2024:

(1) Title of Class	(2) Amount Authorized	(3) Amount Held by Registrant or for its Account	(4) Amount Outstanding Exclusive of Amount Shown Under (3)
Class L shares	Unlimited	None	5,260.059
Class I shares	Unlimited	None	6,214,412.657

Shares

The Declaration of Trust, which has been filed with the SEC, permits the Fund to issue an unlimited number of full and fractional shares of beneficial interest, no par value. Each share of the Fund represents an equal proportionate interest in the assets of the Fund with each other share in the Fund. Holders of shares will be entitled to the payment of dividends when, as and if declared by the Board. The Fund currently intends to make dividend distributions to its shareholders after payment of Fund operating expenses including interest on outstanding borrowings, if any, no less frequently than quarterly. Unless the registered owner of shares elects to receive cash, all dividends declared on shares will be automatically reinvested for shareholders in additional shares of the Fund. See “DIVIDENDS, DISTRIBUTIONS AND TAXES––Distributions–– Dividend Reinvestment Policy.” The 1940 Act may limit the payment of dividends to the holders of shares. Each whole share shall be entitled to one vote as to matters on which it is entitled to vote pursuant to the terms of the Declaration of Trust on file with the SEC. Upon liquidation of the Fund, after paying or adequately providing for the payment of all liabilities of the Fund, and upon receipt of such releases, indemnities and refunding agreements as they deem necessary for their protection, the Trustees may distribute the remaining assets of the Fund among its shareholders. The shares are not liable to further calls or to assessment by the Fund. There are no pre-emptive rights associated with the shares. The Declaration of Trust provides that the Fund’s shareholders are not liable for any liabilities of the Fund. Although shareholders of an unincorporated statutory trust established under Delaware law, in certain limited circumstances, may be held personally liable for the obligations of the Fund as though they were general partners, the provisions of the Declaration of Trust described in the foregoing sentence make the likelihood of such personal liability remote.

The Fund generally will not issue share certificates. However, upon written request to the Fund’s transfer agent, a share certificate may be issued at the Board’s discretion for any or all of the full shares credited to an investor’s account. Share certificates that have been issued to an investor may be returned at any time. The Fund’s transfer agent will maintain an account for each shareholder upon which the registration of shares are recorded, and transfers, permitted only in rare circumstances, such as death or bona fide gift, will be reflected by bookkeeping entry, without physical delivery. The Fund’s transfer agent will require that a shareholder provide requests in writing, accompanied by a valid signature guarantee form, when changing certain information in an account such as wiring instructions or telephone privileges.

COUNSEL, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND SERVICE PROVIDERS

Legal Counsel and Independent Registered Public Accounting Firm

Thompson Hine LLP, 41 S. High St. #1700, Columbus, Ohio 43215, serves as legal counsel to the Fund. Cohen & Company, Ltd., 1350 Euclid Avenue, Suite 800, Cleveland, Ohio 44115, serves as the independent registered public accounting firm for the Fund.

Custodians, Fund Administrator, Transfer Agent, Fund Accountant and Shareholder Servicing Agents

U.S. Bank, N.A. and UMB Bank, N.A. serve as custodians for the Fund’s cash and securities. Neither U.S. Bank, N.A. nor UMB Bank, N.A. assist in, and are not responsible for, investment decisions involving assets of the Fund. U.S. Bancorp Fund Services serves as the Fund’s administrator, transfer agent and fund accountant. In addition, certain other organizations that provide recordkeeping and other shareholder services may be entitled to receive fees from the Fund for shareholder support. Such support may include, among other things, assisting investors in processing their purchase, exchange or redemption requests, or processing dividend and distribution payments. The Fund compensates U.S. Bank and U.S. Bancorp Fund Services for their services. For fund administration and fund accounting services, the Fund compensates U.S. Bancorp Fund Services at rates that are determined based on the aggregate net assets of all funds managed by the Adviser that are serviced by U.S. Bancorp Fund Services (currently only the Fund).

OTHER INFORMATION ABOUT THE FUND

Commodity Pool Operator Exclusion

The Adviser has claimed an exclusion from the definition of commodity pool operator under the Commodity Exchange Act (“CEA”) and the rules of the CFTC with respect to the Fund. The Adviser is therefore not subject to registration or regulation as a commodity pool operator under the CEA with respect to the Fund. The Fund is not intended as a vehicle for trading in the futures, commodity options or swaps markets. In addition, the Adviser is relying upon a related exclusion from the definition of commodity trading advisor under the CEA and the rules of the CFTC. The CFTC has neither reviewed nor approved the Adviser’s reliance on these exclusions, or the Fund, its investment strategies or this Prospectus.

TABLE OF CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION

GENERAL INFORMATION ABOUT THE FUND	1
DIVERSIFICATION OF THE FUND	1
NON-FUNDAMENTAL INVESTMENT OBJECTIVE	2
ADDITIONAL INVESTMENT POLICIES AND LIMITATIONS	2
FUNDAMENTAL REPURCHASE OFFER POLICIES	3
ADDITIONAL INVESTMENT STRATEGIES AND ASSOCIATED RISKS	4
DISCLOSURE OF PORTFOLIO HOLDINGS	14
MANAGEMENT OF THE FUND	16
INVESTMENT ADVISER AND PORTFOLIO MANAGERS	23
DISTRIBUTION OF FUND SHARES	27
SHAREHOLDER SERVICING EXPENSES	27
REVENUE SHARING	28
SERVICE PROVIDERS	29
ANTI-MONEY LAUNDERING PROGRAM	30
CODES OF ETHICS	30
PROXY VOTING GUIDELINES	30
PORTFOLIO TRANSACTIONS	30
TAXES	32
PERFORMANCE INFORMATION	47
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	47
LEGAL COUNSEL	47
FINANCIAL STATEMENTS	47
APPENDIX A	A - 1

APPENDIX A

PRIVACY POLICY

As the investment adviser for USQ Core Real Estate Fund (the “Fund”), Union Square Capital Partners, LLC (the “Adviser”) invests the assets of the Fund and manages their day-to-day business. We appreciate your business and the trust you have placed in us. Our privacy philosophy reflects the value of your trust. We are committed to protecting the personal data we obtain about you. On behalf of the Fund and the Adviser (collectively, “USQ”), we make the following assurance of your privacy.

Not Using Your Personal Data for our Financial Gain
USQ has never sold shareholder information to any other party, nor have we disclosed such data to any other organization, except as permitted by law. We have no plans to do so in the future. We will notify you prior to making any change in this policy.

How We Do Use Your Personal and Financial Data
We use your information primarily to complete your investment transactions. We may also use it to communicate with you about other financial products that we offer.

The Information We Collect About You
You typically provide personal information when you complete a USQ account application or when you request a transaction that involves USQ, either directly or through a brokerage firm. This information may include your:

iName, address and phone numbers
iiSocial security or taxpayer identification number
iiiBirth date and beneficiary information (for IRA applications)
ivBasic trust document information (for trusts only)
vAccount balance
viInvestment activity

How We Protect Your Personal Information
As emphasized above, we do not sell information about current or former shareholders or their accounts to third parties. We occasionally share such information to the extent permitted by law to complete transactions at your request, or to make you aware of related financial products that we offer. Here are the details:

•To complete certain transactions or account changes that you direct, it may be necessary to provide identifying information to companies, individuals, or groups that are not affiliated with USQ. For example, if you ask to transfer assets from another financial institution to USQ, we will need to provide certain information about you to that company to complete the transaction.

•In certain instances, we may contract with non-affiliated companies to perform services for us, such as processing orders for share purchases and repurchases and distribution of shareholder letters. Where necessary, we will disclose information about you to these third parties. In all such cases, we provide the third party with only the information necessary to carry out its assigned responsibilities (in the case of shareholder letters, only your name and address) and only for that purpose. We require these third parties to treat your private information with the same high degree of confidentiality that we do.

•Finally, we will release information about you if you direct us to do so, if we are compelled by law to do so, or in other legally limited circumstances (for example, to protect your account from fraud).

A - 1

How We Safeguard Your Personal Information
We restrict access to your information to those USQ representatives who need to know the information to provide products or services to you. We maintain physical, electronic, and procedural safeguards to protect your personal information.

Purchasing Shares of the Fund through Brokerage Firms
USQ shareholders may purchase their shares through brokerage firms. Please contact those firms for their own policies with respect to privacy issues.

What You Can Do
For your protection, we recommend that you do not provide your account information, user name, or password to anyone except a USQ representative as appropriate for a transaction or to set up an account. If you become aware of any suspicious activity relating to your account, please contact us immediately.

We’ll Keep You Informed
If we change our privacy policy with regard to disclosing your confidential information, we are required by law to notify you and provide you with a revised notice. You can access our privacy policy from our website.

A - 2

Prospectus July 29, 2024, as supplemented October 14, 2024

FOR MORE INFORMATION

You may obtain the following and other information on the Fund free of charge:

SAI dated July 29, 2024:
The Fund’s SAI provides more details about the Fund’s policies and management. The Fund’s SAI is incorporated by reference into this Prospectus.

Annual and Semi-Annual Report:

The annual and semi-annual reports and Form N-CSR provide additional information about the Fund’s investments, as well as the most recent financial reports and portfolio listings. The annual report contains a discussion of the market conditions and investment strategies that affected the Fund’s performance during the last fiscal year. In Form N-CSR you will find the Fund's annual and semi-annual financial statements.

To reduce the volume of mail shareholders receive, only one copy of regulatory documents such as the prospectus, shareholder reports, and other similar documents will be mailed to each household. Shareholders may contact the Fund to stop householding.

To receive any of these documents or a copy of the Fund’s prospectus free of charge or to make inquiries or request additional information about the Fund, please contact us.

By Telephone:
(833) 877-3863

By Mail:
USQ Funds
c/o U.S. Bank Global Fund Services
P.O. Box 701
Milwaukee, Wisconsin 53201-0701

By Internet:
http://www.USQ.com

From the SEC:
You may review and obtain copies of the Fund’s information (including the SAI) on the EDGAR Database on the SEC’s Internet site at http://www.sec.gov. Copies of the information may also be obtained, after paying a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov, or by visiting the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549.

All dealers that sell the Fund’s shares, whether or not participating in this offering, may be required to deliver a prospectus when acting on behalf of the Fund’s Distributor. You should rely only on the information contained in or incorporated by reference into this prospectus. The Fund has not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Fund is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

Investment Company Act File No. 811-23219